Exhibit 2.2

STOCK PURCHASE AGREEMENT

among

HARBORONE BANK
as Buyer,

Kraig Burnham
as Seller,

Daniel McKenney
as Seller,

and

Timothy Boyle
as Seller,

for the purchase and sale of
100% of the capital stock of

MERRIMACK MORTGAGE COMPANY, INC.

Dated as of April 24, 2015

CONTENTS

ARTICLE I DEFINITIONS; INTERPRETATION		1
1.1	Definitions	1
1.2	Additional Defined Terms	7
1.3	Interpretation	9

ARTICLE II THE PURCHASE AND SALE		9
2.1	Purchase and Sale of the Shares	9
2.2	Purchase Price	10
2.3	Premium Earn-Out Payments	10
2.4	Payment Procedures; Disputes	12
2.5	Setoff	13

ARTICLE III CLOSING		14
3.1	Closing	14
3.2	Closing Deliveries	14

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLERS		15
4.1	Organization	15
4.2	Authorization	16
4.3	Non-Contravention	16
4.4	No Approvals	17
4.5	Capitalization	17
4.6	Financial Matters	17
4.7	Absence of Changes	18
4.8	Related Party Transactions	20
4.9	Tax Matters	20
4.10	Legal Proceedings	21
4.11	Compliance With Laws; Permits	21
4.12	Regulatory Action	22
4.13	Insurance	22
4.14	Title to Assets	23
4.15	Anti-Money Laundering	23
4.16	Customer Information Security	23
4.17	Material Contracts	24
4.18	Loans; Nonperforming and Classified Assets	26
4.19	Approved Seller/Servicer	27
4.20	Real Property	28
4.21	Environmental Matters	28
4.22	Intellectual Property	28
4.23	Labor Matters	29
4.24	Plans	29
4.25	Investment Securities	31
4.26	Derivative Transactions	31
4.27	Transactions with Affiliates	31

i

4.28	No Brokers	32
4.29	Recent Acquisitions	32
4.30	Disclosure	32

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		32
5.1	Organization	32
5.2	Authorization	33
5.3	Non-Contravention	33
5.4	No Approvals	33
5.5	No Brokers	33
5.6	Investment Intent; Status as Accredited Investor	33
5.7	Litigation	34
5.8	Sufficient Funds	34

ARTICLE VI ADDITIONAL AGREEMENTS		34
6.1	Conduct of Business	34
6.2	Seller Forbearances	34
6.3	Efforts With Respect to Approvals, Etc.	37
6.4	Tax Matters	38
6.5	Repayment of Debt	38
6.6	No Solicitation, Discussions or Negotiations With Third Parties	38
6.7	Publicity	39
6.8	Confidentiality	39
6.9	Expenses	39
6.10	Transfer Taxes	39
6.11	Further Assurances	39
6.12	Access to Information	39
6.13	Additional Agreements	40
6.14	Notice of Developments	40
6.15	Update of Seller Disclosure Schedules	40
6.16	Current Information	40
6.17	Additional Compliance Covenants	41
6.18	Employees and Benefit Plans	41
6.19	Loan Pricing	42

ARTICLE VII CONDITIONS TO CLOSING		42
7.1	Conditions to the Obligations of All Parties	42
7.2	Conditions to the Obligations of Buyer	42
7.3	Conditions to the Obligations of Sellers	43

ARTICLE VIII INDEMNIFICATION		43
8.1	Indemnification by Sellers	43
8.2	Indemnification by Buyer	44
8.3	Notice of Claims	44
8.4	Third Party Actions	45
8.5	Survival; Limitations	47

ii

ARTICLE IX TERMINATION		48
9.1	Termination	48
9.2	Effect of Termination	49

ARTICLE X MISCELLANEOUS		49
10.1	Entire Agreement	49
10.2	Construction; Headings	50
10.3	Severability	50
10.4	Waiver and Amendment	50
10.5	Governing Law	50
10.6	Dispute Resolution; Jury Trial Waiver	50
10.7	Notices	50
10.8	Assignment	51
10.9	No Third Party Beneficiaries	51
10.10	Counterparts	52
10.11	Specific Performance	52

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), effective as of April 24, 2015 (the “Execution Date”), is by and among HarborOne Bank, a Massachusetts chartered co-operative bank (“Buyer”), Kraig Burnham (“Burnham”), Dan McKenney (“McKenney”), and Tim Boyle (“Boyle”), together with Burnham and McKenney, the “Sellers” and each a “Seller”).  Buyer and Sellers are sometimes referred to collectively, as the context requires, as the “Parties” and each a “Party.”

WHEREAS, Sellers collectively own one hundred percent (100%) of the issued and outstanding capital stock (the “Shares”) of Merrimack Mortgage Company, Inc., a Massachusetts corporation (the “Company”); and

WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Shares on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the Parties agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION

1.1          Definitions.  These terms shall, for all purposes of this Agreement, have the following meanings:

(a)           “Accounting Rules” means GAAP consistently applied with the accounting principles used in the preparation of the Balance Sheet.

(b)           “Acquisition Proposal” means any proposal, indication of interest or offer for (i) a merger, tender offer, recapitalization, reorganization, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving Sellers or the Company, (ii) a sale, lease exchange, mortgage, pledge, transfer or other acquisition of fifteen percent (15%) or more of the assets of the Company or any of its Subsidiaries, taken as a whole, in one or a series of related transactions, or (iii) a purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of securities representing fifteen percent (15%) or more of the voting power of the Company; provided, however, that the term “Acquisition Proposal” shall not include the transactions contemplated by this Agreement.

(c)           “Action” means any action, claim, demand, assertion, proceeding, arbitration, suit or any appeal therefrom.

(d)           “Adjusted Closing Balance Sheet” means the Closing Balance Sheet as adjusted to reflect the fair market value of certain assets and liabilities set forth in Schedule 2.2.

(e)           “Adjusted Shareholders’ Equity” means the Company’s shareholders’ equity set forth on the Adjusted Closing Balance Sheet, calculated in accordance with GAAP applied consistently with current practice of the Company.

(f)            “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, where “control” means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise.

(g)           “Approval” means any approval, authorization, consent, license, franchise, order, non-objection, or registration issued or granted by, filing with, or notice to, any Person.

(h)           “Business Day” means a day other than a Saturday, Sunday or any legal holiday on a day on which banks are closed in Boston, Massachusetts or Manchester, New Hampshire.

(i)            “Buyer Agreement” means each agreement to which Buyer is a party, other than this Agreement, entered into in connection with this Agreement, including each Non-Competition, Non-Solicitation and Confidentiality Agreements and Employment Agreement to be entered into by the Buyer (collectively, the “Buyer Agreements”).

(j)            “Change of Control” means any (i) a merger, tender offer, recapitalization, reorganization, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving Buyer or the Company, (ii) a sale, lease exchange, mortgage, pledge, transfer or other acquisition of fifty percent (50%) or more of the assets of Buyer or the Company, and any of their Subsidiaries, taken as a whole, in one or a series of related transactions, or (iii) a purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of securities representing fifty percent (50%) or more of the voting power of Buyer or the Company.  Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred as a result of any internal transaction solely among a Party and/or one or more of its Affiliates, whether through a merger, reorganization, asset transfer or otherwise, or as a result of any public offering of the securities of Buyer or a holding company of Buyer.

(k)           “Closing Balance Sheet” means the consolidated balance sheet of the Company as of the close of business on the day prior to the Closing Date, prepared in accordance with GAAP applied consistently with the current practice of the Company.

(l)            “Code” means the Internal Revenue Code of 1986, as amended.

(m)          “Contract” means any legally enforceable agreement, arrangement, lease, mortgage, contract, note, power of attorney, insurance policy, covenant, understanding, commitment or instrument.

(n)           “Damages” means any loss, Liability, fine, penalty, damages, judgment, award or reasonable cost or expense.

(o)           “Employees” means individuals currently employed by the Company.

(p)           “Environmental Claims” means all accusations, allegations, investigations, warnings, notice letters, liens, orders, claims, demands, suits or administrative or judicial actions for any injunctive relief, fines, penalties or any damage, including personal injury, property damage, lost use of property, natural resource Damages or environmental response or remediation or removal costs arising out of Environmental Conditions on any real property owned or leased by the Company or any Loan Property.

(q)           “Environmental Condition” means the state of the environment, including natural resources, soil, air, surface water, subsurface ground water or any present or potential drinking water supply, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, spilling, leaking, pumping, pouring, injecting, emptying, discharging, emitting, escaping, leaching, dumping, disposal or release of any Hazardous Material, whether or not yet discovered, which does or is reasonably likely to result in any Environmental Claim.

(r)            “Environmental Laws” means all applicable federal, state and local laws (including common law), regulations or legal requirements relating to pollution or protection of the Environment, natural resources or health and safety, including without limitation, laws relating to Release of Hazardous Materials or relating to the manufacture, processing, distribution, use, treatment, storage, transport, disposal or handling of Hazardous Materials.  “Environmental Laws” shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 180 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Oil Pollution Act (33 U.S.C. §§ 2701 et seq.), the Emergency Planning and Community Right to Know Act (42 U.S.C. §§ 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), and all state and local laws analogous to any of the above.

(s)            “Environmental Permit” means any federal, state or local permit, license, approval, consent or authorization required by any Government Entity under or in connection with any Environmental Law, and includes without limitation any and all orders, consent orders or binding agreements issued or entered into by a Government Entity under any applicable Environmental Law.

(t)            “Environmental Report” means any environmental audit, environmental risk assessment, environmental site assessment or other investigation, whether prepared by or on behalf of the Company, or in any of their possession, custody or control.

(u)           “Environmental Requirement” means all present Laws and Permits relating in any way to Environmental Conditions.

(v)           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(w)          “ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b) or (c) of the Code or Section 400l(b)(l) of ERISA that includes the Company, or that is a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

(x)           “Final Closing Payment Amount” means an amount equal to the Adjusted Stockholders’ Equity of the Company as set forth on the Adjusted Closing Balance Sheet, plus $4.5 million.

(y)           “GAAP” means United States generally accepted accounting principles as in effect as of the Closing Date applied consistently with prior periods.

(z)           “Government Entity” means any federal, state, or local government, court, agency, commission, department or other authority or instrumentality having jurisdiction over the Company.

(aa)         “Hazardous Materials” means any substance which is or becomes defined as a hazardous substance, hazardous waste, hazardous material, pollutant, contaminant or similar material, including (without limitation) petroleum and petroleum-based products, asbestos or any other wastes, substances, products, pollutants or other materials that are regulated pursuant to any Environmental Requirement.

(bb)         “Indebtedness” means (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (iv) any obligation for the reimbursement of any obligor on any letter of credit, (v) any Liability under leases recorded for accounting purposes by the applicable Person as capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, (vi) any indebtedness secured by a Lien on a Person’s assets, (vii) any off-balance sheet financing of a Person (but excluding all leases recorded for accounting purposes by the applicable Person as operating leases), (viii) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations, (ix) any obligations of a type referred to in clauses (i) through (viii) above that are guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), and (x) all obligations of the type referred to in clauses (i) through (ix) above of other Persons secured by any Lien on any property or asset of such Person.

(cc)         “IP” means, interchangeably and collectively as context requires, the following: (i) patents, including continuations, divisionals, continuations-in-part, renewals and reissues; (ii) trademarks, service marks, trade names, trade dress, domain names and all goodwill symbolized by the foregoing; (iii) copyrights; (iv) trade secrets and know-how; (v) registrations and applications for any of the foregoing and (vi) the right to sue for past infringement of any of the foregoing.

(dd)         “Knowledge” means, with respect to any fact, circumstance, event or occurrence, the actual knowledge of one or more of the Sellers or any Key Officer of the Company whose name is set forth on Schedule 1.1(dd) and such knowledge that would be imputed to such persons after reasonable inquiry or due investigation.

(ee)         “Laws” means all (i) federal, state, and local constitutions, laws, codes, statutes, rules, regulations, ordinances, legal interpretations, policies, guidelines and similar requirements; and (ii) orders, judgments, verdicts, rulings, stipulations, awards (including, without limitation, arbitration awards) directives, decrees, stipulations, and administrative, governmental or judicial promulgations, injunctions, writs, policies, guidelines, verdicts and determinations of any Government Entity.

(ff)          “Liability” means any debt, liability, commitment or obligation of any kind, character or nature whatsoever, secured or unsecured, accrued, fixed, absolute, contingent or otherwise, and whether due or to become due.

(gg)         “Licensed IP” means IP that is used by the Company pursuant to a license agreement.

(hh)         “Liens” means all mortgages, liens, pledges, security interests, charges, claims, restrictions, leases, possessory rights, options, rights of first refusal and easements.

(ii)           “Loans” means all of the written or oral loan agreements, notes or borrowing arrangements (including, without limitation, loans, lines of credit, leases, credit enhancements, commitments, guarantees and interest-bearing assets) originated, funded, made or acquired by the Company.

(jj)           “Loan Property” shall mean any property in which the Company holds a security interest, securing a Loan or other extension of credit.

(kk)         “Material Adverse Effect” means, with respect to any Person, any change, effect, circumstance or event that individually or in the aggregate (i) is materially adverse to the business, prospects, results of operations, assets (including investment securities), Liabilities or condition (financial or otherwise) of such Person and its Subsidiaries taken as a whole, or (ii) will materially adversely affect the ability of such Person to perform its obligations under this Agreement or timely consummate the transactions contemplated by this Agreement; provided, however, that for purposes of Article VII hereof, a “Material Adverse Effect” shall not include any change, effect, circumstance or event occurring after the date hereof and arising out of or attributable to (A) changes in GAAP that generally affect industries in which such Person and its Subsidiaries conduct business or (B) the announcement of the execution of this Agreement or the consummation of the transactions contemplated hereby.

(ll)           “Ordinary Course” means, with respect to any Person, the ordinary course of such Person’s business, consistent with past practice; provided, however, that Ordinary Course excludes past practices of such Person that have been identified by such Person or by any Government Entity as not in compliance with applicable Laws or regulatory requirements.

(mm)      “Organizational Documents” means, with respect to any Person, all documents (i) pursuant to which the legal existence of the Person is established (including, by way of example, the articles of organization of a limited liability company), (ii) that were adopted or approved by the owners, board of directors or similar management authority of the Person and set forth provisions for the regulation and management of the Person’s internal affairs (including, by way of example, the by-laws of a corporation), (iii) that are binding upon any owners of the Person and establish the governance, economic and/or other rights of such owners in their capacity as such (including, by way of example, the operating agreement of a limited liability company) and (iv) in the case of any trust, the declaration of trust, trust agreement and all similar governing documents of such trust.

(nn)         “Owned IP” means IP that is owned by the Company.

(oo)         “Permits” means all permits, certificates, licenses, registrations, exemptions, classifications, approvals and other similar documents, rights and authorizations issued by any Government Entity.

(pp)         “Permitted Liens” means (i) liens imposed by Law for Taxes, assessments or charges or claims by Government Entities that are not yet due or are being properly contested; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other like liens imposed by Law or Contract, arising in the Ordinary Course and securing obligations that are not overdue; (iii) pledges and deposits made in the Ordinary Course in compliance with workers’ compensation, unemployment insurance and other social security Laws; (iv) deposits to secure the performance of bids, trade Contracts, leases, statutory obligations, surety, indemnity and appeal bonds, performance and return-of-money and fiduciary bonds and other obligations of a like nature, in each case in the Ordinary Course; and (v) those Liens set forth on Schedule 1.1(pp) of the Seller Disclosure Schedules which in the aggregate are not material to the Company.

(qq)         “Person” means an individual, a sole proprietorship, a partnership, a corporation, an association, an institution, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, or a Government Entity or any other legal entity.

(rr)           “Plans” means (i) all deferred compensation and incentive compensation, stock purchase, stock option and other equity compensation plans, programs, Contracts or arrangements; (ii) all severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plans, funds or programs (within the meaning of Section 3(1) of ERISA); (iii) all profit-sharing, stock bonus or other “pension” plans, funds or programs (within the meaning of Section 3(2) of ERISA); (iv) all employment, termination or severance Contracts; and (v) all other employee benefit plans, funds, programs or Contracts, in each case that is sponsored, maintained, managed or contributed to, or required to be contributed to, by the Company for the benefit of any current or former Employees.

(ss)          “Preliminary Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2014 adjusted to reflect the fair market value of certain assets and liabilities set forth in Schedule 2.2, a copy of which is attached as Exhibit A.

(tt)           “Preliminary Closing Payment Amount” means an amount equal to the shareholders’ equity of the Company as of December 31, 2014 as set forth on the Preliminary Balance Sheet, plus $3,500,000.

(uu)         “Proportionate Share” means, for each Seller, the quotient of (i) the number of Shares owned by such Seller at Closing and (ii) the total number of Shares outstanding at Closing.

(vv)         “Purchase Price” means the sum of the Final Closing Payment Amount and the Premium Earn-Out Payments, plus or minus the True-Up Payment as calculated pursuant to Article II.

(ww)       “Release” shall have the meaning set forth in Environmental Laws, and shall include without limitation, any threatened Release.  The term “Released” shall have a corresponding meaning.

(xx)         “Seller Agreement” means each agreement to which a Seller is a party, other than this Agreement, entered into in connection with the Agreement including each Non-Competition, Non-Solicitation and Confidentiality Agreement and Employment Agreement to be entered into by any Seller.

(yy)         “Straddle Period” means any Tax year or taxable period beginning before the Closing Date and ending after the Closing Date.

(zz)         “Subsidiary” means, with respect to any Person, an entity beneficially owned, directly or indirectly through one or more other Persons, by such Person.

(aaa)      “Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind imposed by any Government Entity, whether disputed or not, and any charges, interest or penalties imposed or that may be imposed thereon by any Government Entity.

(bbb)      “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.2          Additional Defined Terms.  In addition to the terms defined in Section 1.1, each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Actual Earnings	2.3(c)(i)
Agreement	Preamble
Annual Financials	4.6(a)
Annual Period	2.3(c)(ii)

Audits	4.9(e)
Boyle	Preamble
Burdensome Condition	6.3
Burnham	Preamble
Buyer	Preamble
Buyer Agreements	5.2
Buyer Disclosure Schedules	Preamble to Article V
Buyer Indemnitees	8.1
Buyer Losses	8.1
Cap Amount	8.5(c)(iii)
Claim Notice	8.3
Claims Period	8.5(a)
Closing	3.1
Closing Date	3.1
Closing Payment	2.2
Company	Recitals
Confidentiality	6.8
Cumulative Actual Earnings	2.3(c)(iii)
Cumulative Targeted Earnings	2.3(c)(iv)
Earn-out Period	2.3(c)(v)
Execution Date	Preamble
Final Loss	8.4(e)
Financial Statements	4.6(a)
First Annual Period	2.3(c)(ii)
First Preliminary Statement	2.4(a)
Fourth Annual Period	2.3(c)(ii)
HUD	4.19
Indemnified Party	8.3
Indemnifying Party	8.3
Leased Real Property	4.17(a)(i)
Losses	8.5(d)
Material Contracts	4.17(a)
Measurement Date	2.3(c)(vi)
McKenney	Preamble
Non-Competition, Non-Solicitation and
Confidentiality Agreements	3.2(a)(i)(G)
Outside Closing Date	9.1(b)(iii)
Parties	Preamble
Personal Data	4.16(b)
Pre-Closing Tax Period	8.1(c)
Preliminary Statement	2.4(c)
Premium Earn-Out Payment	2.3(c)(vii)
Premium Earn-Out Payment Date	2.3(c)(viii)
Real Property Leases	4.17(a)(i)
Related Person	4.8
Representatives	6.6(a)

Response Period	8.4(a)
Second Annual Period	2.3(c)(ii)
Securities Act	5.6
Seller Agreements	4.2
Seller Disclosure Schedules	Preamble to Article IV
Seller Indemnitees	8.2
Seller Losses	8.2
Sellers	Preamble
Shares	Recitals
Split-Dollar Arrangements	4.24(a)
Targeted Earnings	2.3(c)(ix)
Third Annual Period	2.3(c)(ii)
Third Party Action	8.4(a)
Third Party Action Notice	8.4(a)
Total Premium Earned	2.3(c)(x)
Treasury Regulations	4.9(g)
True-Up Payment	2.3(c)(xi)
Upfront Premium	2.3(c)(xii)
Upfront Premium Allocation	2.3(c)(xiii)
USA PATRIOT Act	4.15

1.3          Interpretation.  Unless the context of this Agreement otherwise clearly requires, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to any gender include the other genders, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (d) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the terms “day” and “days,” if not capitalized, mean and refer to calendar day(s), and (f) the terms “year” and “years” mean and refer to calendar year(s).  Unless otherwise set forth herein, references in this Agreement to any document, instrument or agreement (including this Agreement) (i) includes and incorporates all schedules and other attachments thereto, (ii) includes all documents, instruments or agreements issued or executed in replacement thereof and (iii) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time.  Unless otherwise specified, (A) all Articles, Sections, Schedules and Exhibits referenced herein are Articles, Sections, Schedules and Exhibits of this Agreement and (B) all accounting terms not defined in this Agreement shall be construed in accordance with GAAP.

ARTICLE II
THE PURCHASE AND SALE

2.1          Purchase and Sale of the Shares.  Subject to the terms and conditions set forth in this Agreement, at the Closing, Sellers will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Sellers, free and clear of all Liens.

2.2          Purchase Price.  In full consideration of the Buyer’s purchase of the Shares, the Buyer shall pay to Sellers the Purchase Price allocated as follows:

(a)           At Closing, each Seller shall receive, in immediately available funds by wire transfer to an account designated by such Seller in writing to Buyer prior to Closing, an amount in cash equal to his Proportionate Share of the Preliminary Closing Payment Amount.

(b)           No later than five (5) business days after Adjusted Shareholders’ Equity becomes final in accordance with the procedures set forth in Section 2.4(a), each Seller shall receive, in immediately available funds by wire transfer to an account designated by such Seller in writing to Buyer prior to Closing, an amount in cash equal to his Proportionate Share of the difference between the Final Closing Payment Amount and the Preliminary Closing Payment Amount.  If such difference is negative, Buyer shall not be obligated to make any payment to any Seller in accordance with this Section 2.2(b) and each Seller shall pay to Buyer, in immediately available funds by wire transfer to an account designated by Buyer, his Proportionate Share of the amount equal to such difference.

(c)           In accordance with the timing set forth in Section 2.3, each Seller shall receive, in immediately available funds by wire transfer to an account designated by such Seller in writing to Buyer, an amount in cash equal to his Proportionate Share of the Premium Earn-Out Payments plus or minus the True-Up Payment, if any.

2.3          Premium Earn-Out Payments

(a)           On each Premium Earn-Out Payment Date, Buyer shall pay to each Seller his Proportionate Share of the Premium Earn-Out Payment, if any, due to Sellers for the applicable Annual Period.

(b)           On the Premium Earn-Out Payment Date following the Fourth Annual Period, to the extent required by clause (i) or (ii) below, the applicable Parties shall make the following payments:

(i)            If the True-Up Payment is positive, Buyer shall pay to each Seller his Proportionate Share of the True-Up Payment;

(ii)           If the True-Up Payment is negative, Sellers shall pay to Buyer the True-Up Payment (Sellers being jointly and severally liable to Buyer for the payment of the True-Up Payment to Buyer).

The Buyer may set off any True-Up Payment due to Buyer pursuant to Section 2.3(b)(ii) above against the Premium Earn-Out Payment, if any, payable to Sellers by Buyer for the Fourth Annual Period.

(c)           For the purpose of determining the Premium Earn-Out Payment for any Annual Period, the following terms shall have the meanings assigned to them in this Section 2.3, provided that the Buyer and Sellers may mutually agree to vary the definitions of such terms if deemed necessary or appropriate to address new developments such as new products or services or for any other purposes:

(i)            “Actual Earnings” means, with respect to each Annual Period, the Company’s pre-tax profit or loss calculated as of the end of such Annual Period in accordance with GAAP consistently applied as though the Company was operated on a stand-alone basis with the income and expense allocation adjustments as set forth on Schedule 2.3(c).

(ii)           “Annual Period” means each of (1) the 12-month period commencing on the Measurement Date (the “First Annual Period”), (2) the 12-month period commencing on the first anniversary of the Measurement Date (the “Second Annual Period”), (3) the 12-month period commencing on second anniversary of the Measurement Date (the “Third Annual Period”), and (4) the 12-month period commencing on the third anniversary of the Measurement Date (the “Fourth Annual Period”).

(iii)          “Cumulative Actual Earnings” means the sum of the Actual Earnings for each Annual Period during the Earn-Out Period.

(iv)          “Cumulative Targeted Earnings” means $22,950,000.

(v)           “Earn-out Period” means the period commencing on the Measurement Date and ending on the last day of the Fourth Annual Period.

(vi)          “Measurement Date” means either (a) the first day of the calendar month following the Closing Date or (b) the first day of the calendar month preceding the Closing Date, whichever is closer in time to the Closing Date.

(vii)         “Premium Earn-Out Payment” means:

(A)          if the Targeted Earnings for the applicable Annual Period have been achieved, an amount of cash equal to 35% of the Actual Earnings for such Annual Period, less the Upfront Premium Allocation for such Annual Period; or

(B)          if the Targeted Earnings for the applicable Annual Period have not been achieved, an amount of cash equal to the product of (1) 35% of the Actual Earnings for such Annual Period divided by the Targeted Earnings for such Annual Period and (2) the Actual Earnings for such Period,  less the Upfront Premium Allocation for such Annual Period; provided that no Premium Earn-Out Payment shall be payable by or to Buyer if the result of such calculation is less than or equal to zero.

(viii)        “Premium Earn-Out Payment Date” means for each Annual Period, the sixtieth (60th) day after the end of such Annual Period or, if such day is not a Business Day, the next succeeding Business Day.

(ix)          “Targeted Earnings” means the Company’s targeted pre-tax profit for each Annual Period as set forth on Schedule 2.3(a) calculated in accordance with

GAAP consistently applied as though the Company was operated on a stand-alone basis with the income and expense allocation and adjustments as set forth on Schedule 2.3(c).

(x)           “Total Premium Earned” means:

(A)          If Cumulative Actual Earnings equals or exceeds Cumulative Targeted Earnings, 35% of Cumulative Actual Earnings, less the Upfront Premium; or

(B)          If Cumulative Targeted Earnings exceeds Cumulative Actual Earnings, the product of (1) 35% of Cumulative Actual Earnings divided by Cumulative Targeted Earnings and (2) Cumulative Actual Earnings,  less the Upfront Premium.

(xi)          “True-Up Payment” means difference between the Total Premium Earned and the sum of each Premium Earn-Out Payment  for each Annual Period during the Earn-Out Period made or owed to Sellers; provided that no True-Up Payment shall be payable if the Total Premium Earned is less than or equal to zero.

(xii)         “Upfront Premium” means the $4,500,000.

(xiii)        “Upfront Premium Allocation” means the allocation of the Upfront Premium to each Annual Period as set forth on Schedule 2.3(a).

(d)           If there is a Change of Control of Buyer or the Company before the end of the Earn-out Period, it shall be a condition to such Change of Control that the transferee expressly assume Buyer’s obligations under this Agreement and each Buyer Agreement in a form reasonably acceptable to Sellers.

(e)           Buyer shall provide each Seller with management prepared profit and loss statements of the Company for each calendar quarter occurring during each Annual Period.

2.4          Payment Procedures; Disputes.

(a)           On or before the thirtieth (30th) day after the Closing Date, Sellers shall deliver to Buyer the Closing Balance Sheet.  On or before the sixtieth (60th) day after the Closing Date, Buyer shall deliver to Sellers the Adjusted Closing Balance Sheet (which shall be based on the Closing Balance Sheet) setting forth the Adjusted Shareholders’ Equity as of the Closing Date and a detailed accounting for the calculation thereof.  If Sellers disagree with the Adjusted Shareholders’ Equity contained in the Adjusted Closing Balance Sheet, Sellers may, within thirty (30) days after delivery of such Adjusted Closing Balance Sheet, deliver a notice to Buyer disagreeing with such calculation and setting forth Sellers’ calculation of such Adjusted Shareholders’ Equity.  Any notice of disagreement shall specify those items or amounts as to which Sellers disagree, and Sellers will be deemed to have agreed with all other items and amounts.  If Buyer and Sellers are not able to resolve such dispute within thirty (30) days after the delivery of such notice, they shall promptly thereafter engage a mutually agreed upon independent certified public accountant to review this Agreement and the disputed items or amounts for the purpose of calculating such Adjusted Shareholders’ Equity.  The independent certified public accountant shall deliver to Buyer and Sellers, within thirty (30) days, a report setting forth the calculation of the Adjusted Shareholders’ Equity, which amount shall not be less than Buyer’s calculation of the Adjusted Shareholders’ Equity as set forth in the Adjusted Closing Balance Sheet or more than Sellers’ calculation of the Adjusted Shareholders’ Equity delivered pursuant to this Section 2.4(a).  That report shall be final and binding upon Buyer and Sellers.  The cost of such review and report shall be paid equally by the Buyer and Sellers.

(b)           On or before the thirtieth (30th) day after each Annual Period, Buyer shall deliver to Sellers a statement (the “Preliminary Statement”) setting forth Buyer’s calculation of the Actual Earnings with a detailed accounting for the calculation thereof and the Premium Earn-Out Payment payable to Sellers for such Annual Period.  If Sellers disagree with any item or amount contained in the Preliminary Statement, Sellers may, within thirty (30) days after delivery of such Preliminary Statement, deliver a notice to Buyer disagreeing with such calculation and setting forth Sellers’ calculation of such Premium Earn-Out Payment.  Any notice of disagreement shall specify those items or amounts as to which Sellers disagree, and Sellers will be deemed to have agreed with all other items and amounts.  If Buyer and Sellers are not able to resolve such dispute within thirty (30) days after the delivery of such notice, they shall promptly thereafter engage a mutually agreed upon independent certified public accountant to review this Agreement and the disputed items or amounts for the purpose of calculating such Premium Earn-Out Payment.  The independent certified public accountant shall deliver to Buyer and Sellers, within thirty (30) days, a report setting forth the calculation of the Premium Earn-Out Payment (the “Final Premium Earn-Out Payment”), which amount shall not be less than Buyer’s calculation of the Premium Earn-Out Payment as set forth in the Preliminary Statement or more than Sellers’ calculation of the Premium Earn-Out Payment delivered pursuant to this Section 2.4(b).  That report shall be final and binding upon Buyer and Sellers.  The cost of such review and report shall be paid (i) by the Buyer if the difference between the Final Premium Earn-Out Payment and Buyer’s calculation of the Premium Earn-Out Payment as set forth in the Preliminary Statement is greater than the difference between Final Premium Earn-Out Payment and Sellers’ calculation of the Premium Earn-Out Payment delivered pursuant to this Section 2.4(b), (ii) by Sellers, if the first such difference is less than the second such difference and (iii) otherwise equally by the Buyer and Sellers.

(c)           On or before the thirtieth (30th) day after the fourth Annual Period, Buyer shall deliver to Sellers a statement (the “Final Preliminary Statement”) setting forth Buyer’s calculation of any True-Up Payment.  If Sellers disagree with any item or amount contained in the Final Preliminary Statement then Sellers may, within thirty (30) days after delivery of the Final Preliminary Statement deliver a notice to Buyer disagreeing with Buyer’s calculation of such True-Up Payment and setting forth Sellers’ calculation of such True-Up Payment.  Upon delivery of such a notice, all matters in dispute shall be resolved in a manner consistent with the process described in Section 2.4(b) with respect to each annual Preliminary Statement.

2.5          Setoff.  The Buyer may set off (a) the amount of any Buyer Losses for which it or any other Buyer Indemnitees is entitled to indemnification under Article VIII and (b) any other amounts to which it may be entitled under this Agreement, against any amounts otherwise owed by Buyer to Sellers with respect to Premium Earn-Out Payments under Section 2.3.

ARTICLE III
CLOSING

3.1          Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Goodwin Procter LLP in Boston, Massachusetts on the first day of the month following the day upon which all of the conditions to Closing in Article VII have been satisfied or waived (other than those conditions which by their terms cannot be satisfied until the Closing) or at such other time and place as the Parties shall mutually agree in writing; provided that if this Section 3.1 dictates that the Closing take place on the first day of the third month of any calendar quarter, the Closing shall be delayed until the first day of the next calendar quarter.  The date on which the Closing occurs is called the “Closing Date.”  On or prior to the Closing Date, the Parties shall deliver all instruments and documents required to be delivered by them, respectively, pursuant to this Agreement at or prior to Closing, to be held in escrow until the Closing.  At the Closing, the transactions contemplated by this Agreement shall be deemed consummated.  If the Closing does not occur and this Agreement is terminated in accordance with the provisions hereof, each Party shall promptly thereafter return all instruments and documents delivered to it pursuant to this Section and the transactions contemplated by this Agreement shall not be deemed consummated, without waiving any rights or remedies of the Parties hereunder.

3.2          Closing Deliveries.

(a)           At the Closing:

(i)            Sellers shall execute and deliver to Buyer:

(A)          one or more certificates in valid form representing the Shares (the “Certificates”), duly endorsed in blank or accompanied by duly executed stock powers;

(B)          a copy of the Articles of Organization or similar Organizational Document of the Company, as amended to date, together with the certification of the Secretary of the Commonwealth of Massachusetts that such copy is true and complete;

(C)          a copy of the By-Laws  or other similar document of the Company, as amended to date, together with the certification of the Secretary of the Company that such copy is true, complete and in full force and effect;

(D)          a certificate of good standing with respect to the Company issued by the Secretary of the Commonwealth of Massachusetts no more than five (5) days prior to the Closing Date;

(E)           a certificate executed by Sellers as to the satisfaction of the conditions set forth in Sections 7.1 and 7.2;

(F)           the letter of resignation from Burnham as a director and officer of the Company;

(G)          Non-Competition, Non-Solicitation and Confidentiality Agreements by and among the Company and each of Burnham, McKenney and Boyle executed by each of Burnham, McKenney and Boyle in substantially the form attached hereto as Exhibit B (the “Non-Competition, Non-Solicitation and Confidentiality Agreements”); and

(H)          Employment Agreements by and among the Company and each of McKenney and Boyle executed by each of McKenney and Boyle in substantially the form attached as Exhibit C.

(ii)           Buyer shall execute (as applicable) and deliver to Sellers:

(A)          the Preliminary Closing Payment;

(B)          a copy of the resolutions of the Board of Directors of Buyer approving this Agreement and the consummation of the transactions contemplated hereby, together with the certification of the Secretary of Buyer that (x) such copy is true and complete, (y) such resolutions are in full force and effect and (z) such resolutions have not been amended, modified or rescinded;

(C)          a certificate executed by a duly authorized officer of Buyer as to the satisfaction of the conditions set forth in Sections 7.1 and 7.3; and

(D)          the duly executed Non-Competition, Non-Solicitation and Confidentiality Agreements and the Employment Agreements.

(b)           At the Closing, each Party shall execute and deliver such other instruments of transfer and/or assignment, certificates, deeds, bills of sale, evidence of filing and/or recording, and other documents as are reasonably necessary to effectuate the transactions contemplated by this Agreement to be consummated at the Closing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as expressly set forth in the correspondingly numbered part of the disclosure schedules delivered by Sellers (the “Seller Disclosure Schedules”), Sellers represent and warrant to Buyer as follows:

4.1          Organization.

(a)           The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts.  The Company is duly qualified to do business in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

(b)           Schedule 4.1(b) of the Seller Disclosure Schedules sets forth a true and complete list of the Subsidiaries of the Company, identifying in each case all Persons having any ownership interest in such Subsidiary.  Except for such Subsidiaries and as set forth in Schedule

4.1(b) of the Seller Disclosure Schedules, the Company does not possess, directly or indirectly, any material equity interest in any corporate entity.  Each of the Company’s Subsidiaries has been duly organized, is validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such Subsidiary to be so qualified.

(c)                                  The Company and each of its Subsidiaries has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted.  Schedule 4.1(c) of the Seller Disclosure Schedules sets forth a true and complete list of each jurisdiction in which the Company or any of its Subsidiaries is required to be qualified, licensed or registered to do business, identifying the qualification, license or registration type and number.  Neither the Company nor any of its Subsidiaries is required to be qualified, licensed or registered by any jurisdiction other than such jurisdictions set forth on Schedule 4.1(c).

(d)                                 Sellers have made available to Buyer true and complete copies of the Organizational Documents of the Company and each of its Subsidiaries, in each case as amended to date, which Organizational Documents are in full force and effect.  Neither the Company nor any of its Subsidiaries is in violation of any provision of its Organizational Documents.  The minute books of the Company and each of its Subsidiaries contain complete and accurate records of all meetings held and corporate actions taken by their respective stockholders, Board of Directors, or other similar governing bodies (including committees thereof).

4.2                               Authorization.  Each Seller has the right, power and capacity to execute and deliver this Agreement and each Seller Agreement to which he is a party, and to perform his obligations under this Agreement and each such Seller Agreement, and to consummate the transactions contemplated by this Agreement and each such Seller Agreement.  This Agreement and each Seller Agreement (a) has been duly executed and delivered by each Seller and (b) constitutes a valid and binding agreement of each Seller, enforceable against each Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

4.3                               Non-Contravention.  Except as set forth on Schedule 4.3, no third party Approval is required in connection with the execution, delivery and performance of, or the consummation of the transactions contemplated by, this Agreement or any Seller Agreement by any Seller.  Subject to receipt of the Approvals described on Schedule 4.3 of the Seller Disclosure Schedules, the execution, delivery and performance of this Agreement and any Seller Agreement by any Seller, and the consummation of the transactions contemplated by this Agreement and any Seller Agreement, does not and will not, after the giving of notice or the lapse of time or both: (a) conflict with, result in a breach of, constitute a default under, or violate the Organizational Documents of the Company or any Law applicable to any Seller or the Company; (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of any material rights or obligations under, create in any Person the right to accelerate any material rights or obligations under or materially amend, modify, cancel or refuse to perform under, or require any notice under any Material Contract to which any Seller or the Company is a party, or by which any of their respective assets or properties are bound; or (c)

result in the creation of, or give any Person the right to create, any Lien upon any right, property or asset of any Seller or the Company, other than a Permitted Lien.

4.4                               No Approvals.  Except as set forth on Schedule 4.4 of the Seller Disclosure Schedules, no Approval of any Government Entity is required in connection with the execution, delivery and performance of, or the consummation of the transactions contemplated by, this Agreement or any Seller Agreement by any Seller.

4.5                               Capitalization.

(a)                                 The authorized capital stock of the Company consists solely of 800,000 shares of common stock, no par value per share, of which 211,959.72 shares are issued and outstanding and 346,837 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding.  No Person other than Sellers holds any shares of capital stock of the Company.  Except as set forth on Schedule 4.5(a), there are no options, warrants, subscriptions, “phantom equity,” calls, rights, convertible securities, restricted stock agreements or other agreements or commitments obligating the Company to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock or securities.  All of the issued and outstanding capital stock of the Company is validly issued, fully paid and nonassessable and free of preemptive rights and were issued in compliance with all applicable Laws concerning the issuance of securities.

(b)                                 There are no (i) outstanding obligations of the Company to repurchase, redeem or otherwise acquire any equity securities of the Company and the Company has not redeemed any of its capital stock in the past three (3) years, or (ii) voting trusts, proxies or other agreements among the equity holders of the Company with respect to the voting or transfer of its equity securities.  There are (i) no outstanding agreements, rights, subscriptions, options, warrants, conversion rights, anti-dilution rights, commitments, preemptive rights or rights of first refusal or offer, Contracts, arrangements or commitments of any kind for or relating to the issuance, sale, redemption, registration or voting of, or outstanding securities convertible into or exchangeable for, any shares of capital stock of any class or other equity interests of the Company and (ii) no rights to have the Company’s capital stock registered for sale to the public in connection with the Laws of any jurisdiction.  The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

4.6                               Financial Matters.

(a)                                 Schedule 4.6(a) of the Seller Disclosure Schedules contains a true and complete copy of the audited consolidated balance sheets, statements of income, statements of cash flows and statements of changes in stockholders’ equity of the Company as of and for the years ended December 31, 2014, 2013 and 2012, together with the report thereon of Bigelow & Company, PLLC, independent public accountants (the “Financial Statements”); and

(b)                                 The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis with the past practices of the Company.  Each of the balance sheets included in the Financial Statements fairly presents in all material respects the financial position of the Company on a consolidated basis as of the date of such balance sheet in accordance with GAAP.  Each of the statements of income and statements of cash flows included in the Financial Statements fairly presents in all material respects the results of operations and cash flows of the Company as of the date of such statement in accordance with GAAP.  Except as set forth in Schedule 4.6(b) of the Seller Disclosure Schedules, neither Sellers nor the Company (including its personnel who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company) nor any independent accountant of the Company has identified or been made aware of any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company.  The Company does not have any Liability, except for (i) Liabilities set forth on the Financial Statements (including any notes thereto) or (ii) Liabilities arising in the Ordinary Course under agreements, Contracts, leases and licenses disclosed in Schedule 4.17(a) of the Seller Disclosure Schedules or from accounts payable incurred in the Ordinary Course.

4.7                               Absence of Changes.  Except as set forth in Schedule 4.7 of the Seller Disclosure Schedules, since December 31, 2014, the Company and each of its Subsidiaries has conducted its business in the Ordinary Course, and has not:

(a)                                 suffered any change, event or effect in the business, assets, financial condition or results of operations which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect;

(b)                                 entered into any material acquisition or disposition of any assets or properties, or any Contract for any such acquisition or disposition other than the acquisition or sale of Loans and Loan commitments made in the Ordinary Course;

(c)                                  entered into any material lease of real or personal property entered into, other than in connection with foreclosed property;

(d)                                 subjected to a Lien any portion of its assets;

(e)                                  sold, assigned or transferred any IP;

(f)                                   entered into any Contract or commitment of more than $50,000 or with a term of more than one (1) year, other than Loans and Loan commitments;

(g)                                  suffered any theft, damage, destruction or casualty loss to property in excess of $50,000 not covered by insurance;

(h)                                 instituted any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or Employees of the Company, or any grant of severance or termination pay, or any Contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the ordinary course of business with respect to the compensation or employment of directors, officers, Employees or shareholders of the Company;

(i)                                     issued, sold or transferred any of its equity securities, securities convertible into their equity securities or warrants, options or other rights to acquire its equity securities, or any notes, bonds or debt securities;

(j)                                    declared or paid any dividend or made any distribution on its equity interests or redeemed or purchased any of its equity interests;

(k)                                 reclassified, combined, split, subdivided or redeemed or otherwise repurchased any securities, or created, authorized, issued, sold, delivered, pledged or encumbered any additional equity interests (whether authorized but unissued or held in treasury) or other securities convertible into or exchangeable for equity interests, or granted or otherwise issued any options, warrants or other rights with respect thereto;

(l)                                     acquired or agreed to acquire by merging or consolidating with, or by purchasing any portion of the capital stock, equity interests or assets of, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof;

(m)                             made any material election for federal or state income tax purposes;

(n)                                 suffered any labor trouble or claim of unfair labor practices;

(o)                                 suffered any resignation, termination or removal of any officer or director or material loss of personnel, or agreed to any material change in the terms and conditions of the employment of any officers or key personnel;

(p)                                 made any change in accounting methods, principles or practices, other than changes required by applicable Law or GAAP or regulatory accounting as concurred in by Seller’s independent accountants;

(q)                                 suffered any loss, or know of any development that is reasonably likely to result in a loss, of any significant supplier, customer, distributor or account of the Company;

(r)                                    amended or terminated any Material Contract or agreement to which it is a party or by which it is bound;

(s)                                   entered into any transaction or agreement involving fixed price terms, fixed volume arrangements or “most favored nation” arrangements;

(t)                                    amended any policies and procedures, other than those changes required or requested by a Government Entity;

(u)                                 entered or exited any line of business in relation to the business currently conducted by the Company; or

(v)                                 agreed to enter into any agreement or understanding whether in writing or otherwise, to take any of the actions specified in paragraphs (a) through (t) above.

4.8                               Related Party Transactions.  Except as set forth in Schedule 4.8 of the Seller Disclosure Schedules, there are no Contracts in force or business arrangements or relationships between (i) the Company and (ii) any Seller or any officer, director, Employee or owner of the Company or any of their immediate family members or Affiliates (each, a “Related Person”).

4.9                               Tax Matters.  Except as set forth in Schedule 4.9 of the Seller Disclosure Schedules:

(a)                                 The Company has (i) duly and timely filed (or there has been filed on its behalf) all Tax Returns required to be filed by the Company prior to the date hereof, and all such Tax Returns are accurate and complete in all material respects; and (ii) timely paid (or provided adequate reserves, in accordance with GAAP, on the Company’s most recent books), or there has been paid on its behalf, all Taxes due from the Company as of the date hereof.

(b)                                 The Company has complied in all material respects with all applicable Tax Laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code and employment withholding Taxes) and has, within the time and in the manner prescribed by Law, both registered for the purpose of that Tax in the relevant territory (if such registration is required) and withheld and paid over to the proper Government Entity all amounts required to be withheld and paid over under all applicable Tax Laws.

(c)                                  There are no Liens for Taxes upon the assets or properties of the Company except for statutory Liens for current Taxes not yet due.

(d)                                 The Company has requested any extension of time within which to file any Tax Return in respect of any taxable year which has not since been filed, and no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns has been given by or on behalf of the Company.

(e)                                  No federal, state, local or foreign audits, review, or other Actions (“Audits”) exist or, to the Knowledge of Sellers, have been threatened with regard to any Taxes or Tax Returns of the Company, and the Company has not received any notice of such an Audit.

(f)                                   All Tax deficiencies which have been claimed, proposed or asserted against the Company by any Government Entity have been fully paid, nor has the Company received any notice from any Government Entity that it intends to conduct such an audit or investigation with respect to any of the Company’s Tax Returns or Taxes.

(g)                                  The Company is not required to include in income any adjustment pursuant to (i) Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), by reason of any voluntary or involuntary change in accounting method (nor has any Government Entity proposed any such adjustment or change of accounting method), (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (iii) any deferred intercompany gain or any excess loss account described in the treasury regulations promulgated under Section 1502 of the Code (the “Treasury Regulations”) (or any corresponding or similar provision of state, local or foreign income Tax Law), (iv) any installment sale or open transaction disposition made on or prior to the Closing Date, (v) any prepaid amount received on or prior to the Closing Date or (vi) the application of Section 263A of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) with respect to a Tax period ending on or prior to the Closing Date.

(h)                                 No power of attorney has been granted by or with respect to the Company for any matter relating to Taxes.

(i)                                     The Company has not requested or received a ruling or determination from any Government Entity or signed a closing or other agreement with any Government Entity with respect to Taxes.

(j)                                    The Company is not a party to, bound by, and does not have any obligations under, any Tax sharing agreement, Tax indemnification agreement or similar Contract or arrangement and, the Company has any potential Liability to any Person as a result of, or pursuant to, any such Contract or agreement.

(k)                                 Sellers have previously delivered or made available to Buyer complete and accurate copies of (i) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Government Entity within the last six (6) years relating to any Taxes due from or with respect to the Company, (ii) all Tax Returns filed by or on behalf of the Company in the last three (3) years and (iii) any closing agreements entered into by the Company with any Government Entity within the last six (6) years with respect to Taxes.

(l)                                     Sellers (i) certify on behalf of the Company, pursuant to Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), that the Company is not, and within the five-year period ending on the Closing Date was not, a U.S. real property holding corporation, as defined in Section 897 of the Code, and that no equity security of the Company, option, right or warrant to acquire any equity security of the Company, or security or instrument convertible into or exchangeable for any equity security of the Company is a U.S. real property interest within the meaning of Section 897(c)(1) of the Code; (ii) declare, under penalties of perjury, that each of them has examined the certification in Section 4.9(l)(i) and declare that such certification is true, correct and complete to the best of their Knowledge and belief; (iii) declare that each of them has authority to make such certification on behalf of the Company; and (iv) confirm that the United States tax identification number of the Company is 04-2802284.

4.10                        Legal Proceedings.  There are no Actions, orders, awards, decrees or judgments, pending against, binding upon or, to the Knowledge of Sellers, threatened against the Company or any of its Subsidiaries, except for the matters disclosed on Schedule 4.10 of the Seller Disclosure Schedules.

4.11                        Compliance With Laws; Permits.  Except as set forth in Schedule 4.11 of the Seller Disclosure Schedules, each of the Company and its Subsidiaries:

(a)                                 is, and has been, in compliance in all material respects with all applicable Laws, including, without limitation, the Truth in Lending Act, Real Estate Settlement Procedures Act, Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act and all other applicable fair lending Laws and other Laws relating to mortgage lending, servicing or business;

(b)                                 has obtained and maintained, and is in compliance with, all Permits necessary for its existence and the conduct of its business as currently conducted, including, but not limited to, any license necessary to conduct a mortgage banking and origination business, all of which are all in full force and effect; has made all filings, applications and registrations with, all Government Entities necessary for the conduct of such business, and has paid any fees and assessments due and payable in connection with Permits or such business; and

(c)                                  has not received any notification or other written communication from any Government Entity asserting a violation or possible violation of any Law or threatening to revoke any Permit, and to the Knowledge of Sellers no Government Entity has threatened to assert that the Company or any of its Subsidiaries has violated or possibly violated any Law or to revoke any Permit.

4.12                        Regulatory Action.  Except as set forth on Schedule 4.12 of the Seller Disclosure Schedules, neither the Company, any of its Subsidiaries, nor any Seller is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Government Entity.  Neither the Company, any of its Subsidiaries, nor any Seller has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority.  The Company has not been advised by a Government Entity that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Government Entity or has Knowledge that a Government Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting), any order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.  To Sellers’ Knowledge, there are no investigations relating to any material regulatory matters pending before any Government Entity with respect to the Company or any of its Subsidiaries.

4.13                        Insurance.  The Company and each of its Subsidiaries is insured, and during each of the past three calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice customarily be insured, and has maintained all insurance required by applicable laws and regulations.  Schedule 4.13 of the Seller Disclosure Schedules lists all insurance policies maintained by the Company and each of its Subsidiaries as of the date hereof.  All of the policies and bonds maintained by the Company or any of its Subsidiaries are in full force and effect and no premiums due and payable thereon are delinquent and no notice of cancellation or termination have been received by the Company or Sellers with respect to any such policy, and all claims thereunder have been filed in a due and timely manner and, to the Knowledge of the Company, no such claim has been denied.  Neither the Company nor any of its Subsidiaries is in breach of or default under any insurance policy, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.

4.14                        Title to Assets.  Except as set forth in Schedule 4.14 of the Seller Disclosure Schedules, the Company and each of its Subsidiaries holds good title to all of its assets (except for assets used under licenses and leases in which case the Company or a Subsidiary of the Company has a valid license to or leasehold interest in such assets), free and clear of all Liens other than Permitted Liens.  Except for interest and rights in property pursuant to any lease, license or other agreement described in Schedule 4.14 of the Seller Disclosure Schedules, there is no material tangible personal property owned by any third party, which is used by the Company or any of its Subsidiaries in the operation of their respective businesses.

4.15                        Anti-Money Laundering .  Except as set forth in Schedule 4.15 of the Seller Disclosure Schedules, neither Sellers nor the Company are aware of, have been advised of, or have reason to believe that any facts or circumstances exist that would cause the Company or any of its Subsidiaries to be deemed not to be in satisfactory compliance with the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder (the “USA PATRIOT Act”), any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation.  Furthermore, except as set forth in Schedule 4.15 of the Seller Disclosure Schedules, the Company has adopted and the Company has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements of Section 352 of the USA PATRIOT Act and the regulations thereunder.

4.16                        Customer Information Security.

(a)                                 Except as set forth in Schedule 4.16 of the Seller Disclosure Schedules, neither Sellers nor the Company are aware of, have been advised of, or have reason to believe that any facts or circumstances exist that would cause the Company or any of its Subsidiaries to be not in compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Company or any of its Subsidiaries pursuant to applicable Law.

(b)                                 The Company and each of its Subsidiaries has complied in all material respects and does presently comply in all material respects, with all Laws, regulations and contractual obligations applicable to its collection, use and transfer of any and all data that concerns an identified and/or identifiable person and includes, but shall not be limited to, an individual’s name, address, credit card information, email address, social security number and account information (“Personal Data”).  Neither the Company nor any of its Subsidiaries collects, uses discloses or otherwise processes and has not collected, used, disclosed or otherwise processed, any Personal Data that it has received or currently receives in connection with the operation of its business in any manner that (i) violates applicable Law, (ii) violates any privacy policies of the Company or any of its Subsidiaries, (iii) violates any contractual obligations applicable to the Company or any of its Subsidiaries or (iv) violates or infringes any individual’s privacy rights.  The Company and each of its Subsidiaries (A) is not subject to any contractual requirements, privacy policies or other legal obligations that, following Closing, would prohibit Buyer from receiving and using any of the Personal Data and (B) has security measures in place to protect all Personal Data under its control or in its possession designed to protect such Personal Data from unauthorized access by any persons.  Neither the Company nor any of its Subsidiaries has suffered any breach in security that has permitted any unauthorized access to the Personal Data under the Company’s control or possession.

(c)                                  The Company and each of its Subsidiaries has required, in accordance with applicable Law or contractual obligations, and does presently require, all third parties to which it provides Personal Data or permits access to Personal Data to maintain the privacy and security of such Personal Data, including by contractually obliging such third parties to protect such Personal Data from unauthorized access by or disclosure to any unauthorized third parties.

4.17                        Material Contracts.

(a)                                 Schedule 4.17(a) of the Seller Disclosure Schedules sets forth a complete and accurate list of all Contracts of the following types to which the Company or any of its Subsidiaries is a party, or by which any properties or assets of the Company or any of its Subsidiaries are bound (the “Material Contracts”) provided, however, the term “Material Contract” shall not include Contracts or agreements for the purchase or sale of Loans or servicing rights, such as Loan Purchase and Sale Agreements and Loan Commitment Agreements, made in the Ordinary Course.

(i)                                     Contracts under which any real property is leased, subleased or licensed (the “Real Property Leases”), providing in each case the street address or other reasonable description of the land, buildings and/or other improvements covered thereby (the “Leased Real Property”);

(ii)                                  Contracts under which any indebtedness, in each case in excess of $25,000, has been incurred, assumed or guaranteed by the Company or any of its Subsidiaries or under which it has imposed a Lien on any material assets of the Company or any of its Subsidiaries;

(iii)                               Contracts imposing non-competition or similar restrictions on the Company or any of its Subsidiaries with respect to geographical area, scope or type of business activities;

(iv)                              employment Contracts and Contracts with respect to the payment of any bonuses to directors or officers of the Company or any of its Subsidiaries;

(v)                                 any agreement for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

(vi)                              any agreement with any third-party payor;

(vii)                           all agreements (or group of related agreements with respect to a single transaction or series of related transactions) that cannot be terminated on less than ninety (90) days’ notice, without a monetary penalty;

(viii)                        any stock or unit redemption or purchase agreements or other agreements affecting or relating to the capital stock or equity interests of the Company or any of its Subsidiaries, or any agreement with any Seller which includes anti-dilution rights, registration rights, voting arrangements, operating covenants or similar provisions;

(ix)                              any pension, profit sharing, retirement or stock option plans;

(x)                                 any royalty, dividend or similar arrangement based on the revenues or profits of the Company or any of its Subsidiaries or any Contract or agreement involving fixed price or fixed volume arrangements;

(xi)                              any joint venture, partnership, marketing, broker, correspondent, origination, loan purchase, loan sale, loan participation, servicing, subservicing, collection, development or services agreement, any other agreement which involves a sharing of revenues, profits, losses, costs or liabilities by the Company or any of its Subsidiaries with any other Person, and any agreements related to any such agreements;

(xii)                           any acquisition, merger or similar agreement;

(xiii)                        any collective bargaining agreement or other agreement with any labor union or other Employee representative of a group of Employees;

(xiv)                       any Contract with any Government Entity;

(xv)                          any other agreement that involves the payment of consideration in excess of $25,000;

(xvi)                       any Contract by and among the Company or any of its Subsidiaries and any Affiliate thereof;

(xvii)                    any Contract which, upon the consummation of the transactions contemplated by this Agreement, will result in any payment or benefit (whether of severance pay or otherwise including the vesting of benefits that would be accelerated) becoming due from the Company or any of its Subsidiaries to any officer, Employee or shareholder thereof;

(xviii)                 any Contract providing for the indemnification by the Company or any of its Subsidiaries of any Person;

(xix)                       any Contract providing for repurchase, make-whole or any other remedy relating to any Loan; and

(xx)                          any Contract that grants any right of first refusal or right of first offer or similar right or that limits (or purports to limit) the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or business.

(b)                                 Sellers have previously made available to Buyer a true and complete copy of each Material Contract.

(c)                                  Each Material Contract is in full force and effect and is legal, valid, binding and enforceable against the Company or Subsidiary of the Company and, to the Knowledge of Sellers, all other parties thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.  There does not exist under any Material Contract any default or condition or event that, after notice or lapse of time or both, would constitute a material default on the part of the Company or Subsidiary of the Company or, to the Knowledge of Sellers, any other party thereto.

4.18                        Loans; Nonperforming and Classified Assets.

(a)                                 Each Loan (i) was made and has been serviced in accordance with the Company’s lending standards and prudent practice; (ii) is evidenced by appropriate and sufficient documentation; (iii) has been secured by valid Liens and security interests which have been perfected; and (iv) constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditor’s rights and to general equity principles.  The Company has previously made available to Buyer complete and correct copies of its lending, credit and underwriting policies.  The Loan agreements of the Company comply with all applicable Law.  The allowance for Loan losses reflected in Financial Statements, as of their respective dates, is adequate under GAAP and all regulatory requirements applicable to the Company.  Notwithstanding any provision of this Agreement, the Sellers shall have no Liability for any breach of representations and warranties in this Section 4.18(a) (except for any breach of which the Company or any Seller had, or should have had, Knowledge and which was not disclosed to Buyer (all items set forth on Schedule 4.18(a) conclusively being deemed to have been disclosed to Buyer for the purposes of such standard)) and the Buyer agrees to look solely to the loan loss reserve shown on the Closing Balance Sheet for Buyer Losses incurred as a result of any such breach.

(b)                                 Schedule 4.18(b) of the Seller Disclosure Schedules discloses as of March 31, 2015: (i) any Loan owned by the Company under the terms of which the obligor is sixty (60) or more days delinquent in payment of principal or interest, or, to the Knowledge of the Company, in default of any other provision thereof; (ii) each Loan which has been classified as “other loans specially maintained,” “classified,” “criticized,” “substandard,” “doubtful,” “credit risk assets,” “watch list assets,” “loss” or “special mention” (or words of similar import) by the Company or a Government Entity; (iii) each Loan repurchased or proposed to be repurchased by the Company; (iv) each Loan subject to any claim, suit, proceeding or litigation; (v) a listing of the real estate owned, acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; (vi) each Loan with any director or executive officer of the Company or a Seller, or to the Knowledge of the Company, any Person controlling, controlled by or under common control with any of the foregoing; and (vii) Loans held for sale.  All Loans which would be classified as “insider transactions” by Regulation O of the Federal Reserve Board have been made by the Company in an arms-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons and do not involve more than normal risk of collectability or present other unfavorable features.  All such Loans are and were originated in compliance in all material respects with all applicable Laws.

(c)                                  The marketing, soliciting, brokering, originating, making, servicing, collecting, and all other activities performed in connection with each Loan have been conducted in accordance with applicable Law.

(d)                                 No misrepresentation, gross negligence, fraud or similar occurrence with respect to any Loan has taken place on the part of the Company or, to the Knowledge of Sellers, any other Person, including, without limitation, any borrower, any broker, any correspondent, any appraiser, any settlement service provider, or any builder or developer.

(e)                                  To the Knowledge of Sellers, the Company is not in breach, and has not breached, any provision contained in any agreement pursuant to which the Company has brokered, originated, made, sold, participated or performed any activity in connection with any Loan.  To the Knowledge of Sellers, no facts or circumstances exist relating to any agreement pursuant to which the Company has brokered, originated, made, sold, participated or purchased any Loan or performed any activity in connection with any Loan which could give rise to any obligation to repurchase any Loan or indemnify or make whole any Person in connection with any Loan.

(f)                                   None of the agreements pursuant to which the Company has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan, other than a payment default occurring within ninety (90) days of the sale of the Loan.

(g)                                  There is no litigation, proceeding, governmental investigation or class action lawsuit existing or pending or, to the Knowledge of Sellers or the Company threatened, or any order, injunction, decree or settlement agreement outstanding, relating to or arising out of any Loan, nor do Sellers or the Company have any Knowledge of any basis for any such litigation, proceeding, governmental investigation or class action lawsuit.

(h)                                 The Company does not hold or own any Loan, except as set forth in Schedule 4.18(h) of the Seller Disclosure Schedule.

4.19                        Approved Seller/Servicer.  The Company is a U.S. Department of Housing and Urban Development (“HUD”)-approved mortgagee pursuant to Section 203 of the National Housing Act.  No event has occurred, including, but not limited to, a change in insurance coverage, which would make the Company unable to comply with HUD eligibility requirements or, other than the transactions contemplated by this Agreement, which would require notification to HUD.

4.20                        Real Property.  With respect to each Real Property Lease: (a) neither the Company nor any Subsidiary of the Company has subleased or licensed any of the Leased Real Property or given any third Person any license or other right to occupy any portion of the Leased Real Property; (b) neither the Company, any Subsidiary of the Company nor other party to the Real Property Lease has waived any material term or condition thereof; (c) neither the Company nor any Subsidiary of the Company has collaterally assigned or granted any security interest in the Real Property Lease or any interest therein; and (d) neither the Company nor any Subsidiary of the Company is obligated under or a party to, any option, right of first refusal or other contractual right to purchase any Leased Real Property or any portion thereof or interest therein.  Neither the Company nor any Subsidiary of the Company owns any real property.

4.21                        Environmental Matters.  Except as set forth in Schedule 4.21 of the Seller Disclosure Schedules:  (a) there are no pending or, to the Knowledge of Sellers, threatened Environmental Claims relating to any Leased Real Property or Loan Property; (b) the Company has not received any notification and has no Knowledge of any alleged, actual or potential Environmental Claims for any disposal, release or threatened release at any location of any Hazardous Materials generated at, or transported from, any Leased Real Property or Loan Property which could result in or give rise to any Environmental Claims against the Company; and (c) to the Knowledge of Sellers there are no Environmental Conditions currently existing at or on any Leased Real Property which could result in or give rise to any Environmental Claims against the Company.  To the Knowledge of Seller, each Loan Property is, and has been, in material compliance with all applicable Environmental Laws, including without limitation, with any Environmental Permits necessary for the current and anticipated future use of the Loan Property, each of which Environmental Permits is in full force and effect.  To the Knowledge of Seller, during the period of the Company’s holding of a security interest in a Loan Property, there is and has been no presence or Release of Hazardous Materials in, on, under or affecting any such properties, except where such presence or Release of Hazardous Materials is not or would not, either individually or in the aggregate, be material.  Except as set forth in Schedule 4.21, the Company is not an owner or operator of any Loan Property and the Company does not participate or has not participated in the management or operational affairs of such property in any manner that would make them ineligible for any of the settled exceptions, safe havens or other available protections for lenders under Environmental Laws.  Except as set forth on Schedule 4.21, to the Knowledge of Sellers, neither the Loan Property, nor any structures located thereon, contains any underground or aboveground storage tanks, asbestos or asbestos-containing material, harmful mold or fungi, polychlorinated biphenyls or equipment containing the foregoing, lead or lead-based paint, or urea formaldehyde foam insulation.  Seller has provided to Buyer all Environmental Reports in its possession concerning any Loan Property and any real property currently leased or operated by the Company.

4.22                        Intellectual Property.  Schedule 4.22 of the Seller Disclosure Schedules contains a complete and accurate list of all (i) Owned IP that is registered, or the subject of a pending application for registration, with the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world, (ii) all Licensed IP, other than commercial off the shelf software which is made available to the general public, and (iii) licenses or other agreements under which Sellers or the Company has granted rights to others in IP.  All Owned IP and, to the Knowledge of Sellers, all Licensed IP, has been duly maintained, is valid and subsisting, is in full force and effect and has not been cancelled, expired or abandoned.

None of the Owned IP, and, to the Knowledge of Sellers, none of the Licensed IP, infringes, violates, dilutes, misappropriates or interferes with, any IP rights of any Person.  The Company has not brought or threatened a claim against any Person alleging infringement, violation, dilution or misappropriation of, or interference with, any Owned IP.  No Person has brought or threatened a claim against the Company alleging infringement, violation, dilution or misappropriation of, or interference with, any IP.  All Employees and consultants who contributed to the development of any of the Owned IP or the subject matter thereof did so either (i) within the scope of his or her employment such that, subject to and in accordance with applicable Law, all IP arising therefrom became the exclusive property of the Company or (ii) pursuant to written agreements assigning all right, title and interest therein to the Company.  The Company has taken reasonable security measures to protect the confidentiality of all Owned IP.

4.23                        Labor Matters.  As of each of the Execution Date and the Closing Date, there is no (a) collective bargaining agreement to which the Company is a party or otherwise bound, (b) labor union representing any Employees, (c) to the Knowledge of Sellers, (i) overt organizational effort with respect to the formation of a collective bargaining unit presently being made or threatened by any Employees, or (ii) any active current efforts by any Person encouraging or soliciting any Employees to engage or participate in any such organizational effort, or (d) pending or, to the Knowledge of Sellers, threatened strike, slowdown, work stoppage, lockout or other collective labor action or dispute by or with respect to any Employees.

4.24                        Plans.

(a)                                 Schedule 4.24(a)-1 of the Seller Disclosure Schedules contains a true and complete list of all Plans other than the Split-Dollar Policies.  Schedule 4.24(a)-2 of the Seller Disclosure Schedules contains a true and complete list of all split-dollar life insurance policies and arrangements under which (i) any director or officer of the Company is insured and (ii) the Company has paid premiums (“Split-Dollar Arrangements”).  The Company does not have any commitment or formal plan, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any current or former Employees.  Sellers have previously made available to Buyer a true and complete copy of all Plan documents.  Each Plan has been operated and administered in all material respects in accordance with its terms and applicable Laws, including ERISA and the Code.

(b)                                 No Plan is or was a “multiemployer pension plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA) or a “multiple employer plan” described in Section 413(c) of the Code, and neither the Company nor any ERISA Affiliate has contributed to, been required to contribute to, or otherwise had any obligation or Liability in connection with any such “multiemployer plan” or “multiple employer plan.  No Plan is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA or Section 412 of the Code.  No Plan is a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA, determined without regard to whether such plan is subject to ERISA.  To the Knowledge of Sellers, there are no facts or circumstances that may give rise to any Liability of the Company or any Seller to the Pension Benefit Guaranty Corporation or to any multiemployer plan under Title IV of ERISA.

(c)                                  Each Plan has been established and administered in all material respects in accordance with its terms and in compliance with applicable Laws, including ERISA and the Code.  To the Knowledge of Sellers, neither the Company nor any ERISA Affiliate has incurred any Liability with respect to any Plan, including any Liability, Tax, penalty or fee under ERISA or the Code (other than to pay premiums, contributions or benefits in the Ordinary Course).  Neither the Company nor, to the Knowledge of Sellers, any fiduciary of any Plan has engaged in any transaction in violation of Section 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code.  The Company has not knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Plan, and does not have any unpaid civil penalty under Section 502(l) of ERISA.

(d)                                 Each Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the U.S. Internal Revenue Service indicating that it is so qualified.  To the Knowledge of Sellers, nothing has occurred prior to or since the issuance of such determination letters for any Plan to cause the loss of qualification under the Code of any such Plan.

(e)                                  All filings required by ERISA and the Code as to each Plan have been timely filed, and all notices and disclosures to participants and beneficiaries as required by either ERISA or the Code have been timely provided.

(f)                                   The execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement will not (i) entitle any Person to any additional benefits, including severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting of any benefits under any Plan or employment agreement, or increase the amount of compensation due any such individual, (iii) result in any “parachute payment” as defined in Section 280(b)(2) of the Code; or (iv) result in a requirement to pay any tax “gross-up” or similar “make whole” payments to any Employee.

(g)                                  There is no pending or, to the Knowledge of Sellers, threatened claim (other than a routine claim for benefits), litigation, proceeding, examination, audit, investigation or other proceeding with respect to any Plan.

(h)                                 No Plan provides, or has provided, “nonqualified deferred compensation” to any “service provider” (within the meaning of Section 409A of the Code) which could subject such “service provider” to income inclusion or tax pursuant to Section 409A(a)(1) of the Code.  Any Plan subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code and/or in reasonable good faith compliance with any applicable regulations or other guidance promulgated thereunder.

(i)                                     Except to the extent required under Sections 601 et seq. of ERISA and Section 4980B of the Code, the Company does not provide, and has no obligation to provide nor Liability with respect to, health or welfare benefits for any retired or former Employee of the Company, nor is the Company obligated to provide health or welfare benefits to any Employee following such Employee’s retirement or other termination of service.

4.25                        Investment Securities.  Each of the Company and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries.  Such securities are valued on the books of the Company in accordance with GAAP.  The Company and its Subsidiaries and their respective businesses employ investment, securities, risk management and other policies, practices and procedures which the Company believes are prudent and reasonable in the context of such businesses.  None of the investments reflected in the most recent balance sheet included in each of the Annual Statements and Interim Statements, and none of the material investments made by the Company since December 31, 2013 is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

4.26                        Derivative Transactions.  All Derivative Transactions (as defined below) entered into by the Company or any of its Subsidiaries were entered into in accordance with applicable rules, regulations and policies of any Governmental Entity, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.  The Company and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.  The Company and its Subsidiaries have adopted policies and procedures consistent with the publications of Government Entities which are applicable to the Company or companies engaged in mortgage lending with respect to their derivatives program.  For purposes of this Section 4.26, “Derivative Transactions” shall mean any swap transaction, option, warrant, forward purchase or forward sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

4.27                        Transactions with Affiliates.  Except as set forth in Schedule 4.27 of the Seller Disclosure Schedules, there are no outstanding amounts payable to or receivable from, or advances by the Company to, and the Company is not otherwise a creditor or debtor to, any Affiliate of the Company, or any shareholder owning five percent (5%) or more of the outstanding capital stock of the Company, other than as part of the normal and customary terms of such persons’ employment or service as a director with the Company.  Except as set forth in Schedule 4.27 of the Seller Disclosure Schedules, the Company is not a party to (a) any transaction or written or oral agreement with any of its Affiliates, shareholders owning five percent (5%) or more of the outstanding capital stock of the Company, directors or executive officers or (b) any material transaction or agreement with any Employee who is not an executive officer.

4.28                        No Brokers.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any Seller, or any of their Affiliates, who is or might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

4.29                        Recent Acquisitions.  Except as set forth in Schedule 4.29 of the Seller Disclosure Schedules, neither Sellers nor the Company has any Liability arising out of or relating to any acquisition which has not been adequately provided for, reflected or disclosed in the Interim Financials.

4.30                        Disclosure.  This Agreement (including the schedules and exhibits hereto) and the certificates and statements furnished pursuant to this Agreement by or on behalf of Sellers and the Company together with all other information provided by Sellers and the Company to the Buyer in connection with the transactions contemplated hereby (as of the date such information was prepared), do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in the light of the circumstances under which they were made.  None of the officers, managers or directors of the Company during the previous five (5) years has been (a) subject to voluntary or involuntary petition under the federal bankruptcy Laws or any state insolvency Law or comparable applicable Laws or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property, (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses), (c) subject to any order, judgment, or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction or any Government Entity permanently or temporarily enjoining him from engaging, or otherwise imposing limits, conditions or penalties, fines or assessments relating to his engagement in any mortgage lending, securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company or (d) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission or any Government Entity under applicable Law to have violated any federal or state securities commodities, unfair trade practices or mortgage lending-related Law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as expressly set forth in the correspondingly numbered part of the disclosure schedules delivered by Buyer (the “Buyer Disclosure Schedules”), Buyer represents and warrants to Sellers as follows:

5.1                               Organization.  Buyer is a co-operative bank duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts.  The Organizational Documents of Buyer are in full force and effect, and Buyer is not in violation of any provision of its Organizational Documents.  Each of Buyer’s Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdiction where its ownership or leasing of property or the conduct of its business requires such Subsidiary to be so qualified.

5.2                               Authorization.  Buyer has the right, power and capacity to execute and deliver this Agreement and each Buyer Agreement, and to perform its obligations under this Agreement and each Buyer Agreement, and to consummate the transactions contemplated by this Agreement and each Buyer Agreement.  The execution and delivery of this Agreement and each Buyer Agreement by Buyer, and the performance by Buyer of its obligations under this Agreement and each Buyer Agreement, and the consummation of the transactions provided for in this Agreement and each Buyer Agreement have been duly and validly authorized and approved by all necessary corporate action on the part of Buyer.  This Agreement and each Buyer Agreement (a) has been duly executed and delivered by Buyer and (b) constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

5.3                               Non-Contravention.  The execution, delivery and performance of this Agreement and each Buyer Agreement by Buyer, and the consummation of the transactions contemplated by this Agreement and each Buyer Agreement, does not and will not, after the giving of notice or the lapse of time or both (a) conflict with, result in a breach of, constitute a default under, or violate the Organizational Documents of Buyer, or any Law applicable to Buyer, (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of any rights or obligations under, create in any Person the right to accelerate any rights or obligations under or amend, modify, cancel or refuse to perform under, or require any notice under any Contract or other arrangement, to which Buyer is a party, or by which any of Buyer’s assets or properties are bound or (c) result in the creation of, or give any Person the right to create, any Lien upon any right, property or asset of Buyer, other than a Permitted Lien.

5.4                               No Approvals.  Except for consents, waivers or approvals of, or filings or registrations with, or notifications to, the Federal Deposit Insurance Corporation, the Massachusetts Division of Banks and any applicable federal or state agencies regulating mortgage companies with respect to changes in control and related matters, no Approval of any Government Entity or other Person is required in connection with the execution, delivery and performance of, or the consummation of the transactions contemplated by this Agreement or any Buyer Agreement by Buyer.

5.5                               No Brokers.  Except as set forth on Schedule 5.5 of the Buyer Disclosure Schedules, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer, or any of its Affiliates, who is or might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

5.6                               Investment Intent; Status as Accredited Investor.  Buyer (a) is acquiring the Shares for its own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder; (b) understands that the Shares have not been registered under the Securities Act and must be held by Buyer indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration; and (c) is an “accredited investor” as defined in Rule 501(a) under the Securities Act, and by reason of its business and financial experience, and the business and financial experience of those persons retained by it to advise it with respect to its purchase of the Shares, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment, is able to bear the economic risk of such investment and, at the present time, is able to afford a complete loss of such investment.

5.7                               Litigation.  No litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending, or to the knowledge of Buyer, threatened against Buyer or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

5.8                               Sufficient Funds.  Buyer has, and will have at the Closing, sufficient funds to consummate the transactions contemplated by this Agreement, including the payment of the Closing Payment, subject to the terms and conditions of this Agreement.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1                               Conduct of Business.  From the Execution Date until the Closing, except as expressly contemplated or permitted by this Agreement or to the extent Buyer shall otherwise consent in writing, Sellers shall cause the Company and each of its Subsidiaries to (a) conduct its business in the Ordinary Course, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees, and (c) take no action which would materially adversely affect or materially delay the ability of Sellers to obtain any approvals of any Government Entity required to consummate the transactions contemplated by this Agreement or to perform its covenants and obligations under this Agreement.

6.2                               Seller Forbearances.  From the Execution Date until the Closing, except as expressly contemplated or permitted by this Agreement or as expressly required by applicable Law (and Buyer acknowledges that any action taken by the Company prior to the Closing Date which is expressly permitted or required by this Agreement or as expressly required by applicable Law or regulation shall not be deemed a breach of any representation, warranty, agreement or covenant herein), the Company and the Sellers shall not, without the prior written consent of Buyer:

(a)                                 other than in the Ordinary Course, issue any debt securities or otherwise incur any Indebtedness;

(b)                                 adjust, split, combine or reclassify any shares of its capital stock or issue any other securities in respect of, in lieu of, or in substitution for shares of its capital stock, make, declare or pay any dividend or make any other distribution on, whether payable in cash, stock, property or otherwise, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights, restricted stock, bonus stock or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or issue, sell pledge or encumber any additional shares of capital stock or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest;

(c)                                  other than in Ordinary Course sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person other than a direct or indirect wholly-owned Subsidiary, or cancel, release or assign any Indebtedness to any such Person or any claims held by any such Person;

(d)                                 make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person other than a wholly-owned Subsidiary thereof, or make any commitment to make such an investment, and, in any event regardless of whether consistent with past practice, make any such investment or commitment to make such an investment which is in excess of $50,000; provided, however, that the terms of this Section 6.2(d) shall not apply to Sellers’ investment securities portfolio or gap position, each of which is expressly covered by Section 6.2(j);

(e)                                  increase or decrease its equity ownership position in any Person or, in the case of any Seller, transfer any Shares owned by him;

(f)                                   enter into, terminate, renew, or make any change to any Material Contract;

(g)                                  (i) adopt, amend, renew or terminate any plan or any agreement, arrangement or plan between the Company and one or more of its current or former directors, officers or Employees other than repayment of subordinated debt as set forth on Schedule 6.5 owed to Sellers and termination of the Sellers’ restricted stock agreements; (ii) enter into, modify or renew any employment, severance or other agreement with any director, officer or Employee of the Company; (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund policy or arrangement providing for any benefit to any director, officer or Employee; (iv) pay any bonus to any of its officers or Employees other than in the Ordinary Course; (v) increase in any manner the compensation or fringe benefits of any of its Employees other than in the Ordinary Course;  (vi) pay any pension or retirement allowance not required by any existing plan or agreement to any such Employees or become a party to, amend or commit itself to any pension, retirement, profit sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any Employee; or (vii) hire or terminate the employment of any officer, member of senior management or other key employee, elect to any office any person who is not a member of the Company’s officer team as of the Execution Date or elect to the Company’s Board of Directors any person who is not a member of the Company’s Board of Directors as of the Execution Date;

(h)                                 settle, agree to settle or compromise any litigation, suit, action, material claim, proceeding or investigation (whether or not commenced prior to the Execution Date and including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), or consent to the same;

(i)                                     amend its Organizational Documents;

(j)                                    restructure or change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(k)                                 enter into any new line of business or file any application to relocate or terminate the operations of any office of the Company or, other than after prior consultation with Buyer, materially expand the business currently conducted by the Company;

(l)                                     acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, other business organization or any division thereof or any material amount of assets;

(m)                             incur or commit to any capital expenditures in excess of $50,000 individually or in the aggregate or any obligations or liabilities in connection therewith;

(n)                                 other than those required by the IRS tangible property regulations, make or change any Tax election, file any amended Tax Return, enter into any closing agreement, settle or compromise any Liability with respect to Taxes, agree to any adjustment of any Tax attribute, change (or make a request to any taxing authority to change) any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its federal income Tax Return for the taxable year ended December 31, 2014, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(o)                                 take any action with respect to changing its accounting methods, principles or practices, other than changes required by applicable Law or GAAP or regulatory accounting as concurred in by the Company’s independent accountants;

(p)                                 make any new or additional equity investment in real estate or commitment to make any such an investment or in any real estate development project, other than (i) in connection with foreclosures, settlements in lieu of foreclosure or troubled Loan or debt restructurings in the Ordinary Course or (ii) as required by agreements or instruments in effect as of the date hereof;

(q)                                 change in any material respect its Loan or investment policies and procedures, except as required by Government Entities;

(r)                                    other than in the Ordinary Course, enter into or renew, amend or terminate, or give notice of a proposed renewal, amendment or termination of or make any commitment with respect to (i) any lease, Contract, agreement or commitment for office space, operations space or branch space, regardless of where located or to be located, to which the Company is, or may be, a party or by which the Company or its properties is bound, or (ii) any lease, Contract, agreement or commitment by or to the Company;

(s)                                   commit any act or omission which constitutes a material breach or default by Sellers or the Company under any agreement with any Government Entity or under any

Material Contract or license to which any of them is a party or by which any of them or their respective properties is bound;

(t)                                    take any action that is intended or may reasonably be expected to (i) violate any applicable Law, rule or regulation or (ii) result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Closing Date, or in any of the conditions set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except as may be required by applicable Law;

(u)                                 foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment identifies the presence of Hazardous Materials in amounts which, if such foreclosure were to occur, would be material;

(v)                                 renew, amend or permit to expire, lapse or terminate or knowingly take any action reasonably likely to result in the creation, renewal, amendment, expiration, lapse or termination of any insurance policies referred to in Section 4.13; or

(w)                               authorize or agree to, or make any commitment to, take any of the actions prohibited by this Section 6.2;

provided, however, that any consent required by this Section 6.2 shall be deemed given if not denied by Buyer within five (5) Business Days after receipt of the written request of the Company for such consent.

6.3                               Efforts With Respect to Approvals, Etc.  Subject to the terms and conditions of this Agreement, the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, the Parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all Permits, consents, Approvals and authorizations of all third parties and Government Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement, and to comply with the terms and conditions of all such Permits, consents, Approvals and authorizations of all such third parties or Government Entities; provided, however, that such an Approval may not impose any term, condition or restriction upon Buyer or the Company that Buyer reasonably determines would materially adversely affect the current or future economic or business benefits to Buyer of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the transactions (a “Burdensome Condition”).  The Parties shall consult with each other with respect to the obtaining of all Permits, consents, Approvals and authorizations of all third parties and Government Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.  Without limiting the generality of the preceding sentence, each Party shall have the right to review in advance, and each will consult the other on, all the information relating to the other

Party, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Government Entity in connection with the transactions contemplated by this Agreement.  Each Party shall promptly advise the other upon receiving any material communication from any Government Entity relating to any application, notice, petition or filing made in connection with the transactions contemplated by this Agreement.

6.4                               Tax Matters.

(a)                                 All taxes for the part year ending on the day before the Closing Date shall be accrued for on the Closing Balance Sheet.

(b)                                 Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns relating to the operations of the Company prior to the Closing and any Audit, litigation or other proceeding with respect to Taxes relating to any period (or portion of a period) ending at or before the Closing.  Such cooperation shall include (i) the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to the filing of any Tax Returns and any Audit, litigation or other proceeding and (ii) making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

6.5                               Repayment of Debt.  On or before the Closing Date, the Company shall repay to each Seller the subordinated indebtedness owed by the Company to each Seller as set forth on Schedule 6.5 and Seller shall release the Company from all obligations and liabilities in connection with such indebtedness

6.6                               No Solicitation, Discussions or Negotiations With Third Parties.

(a)                                 Upon execution of this Agreement, Sellers shall and shall cause the Company and its officers, employees, counsel, accountants, advisors and other authorized representatives (collectively, “Representatives”) to cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to, or that may reasonably be expected to lead to, an Acquisition Proposal.  Sellers agree that it shall (i) take the necessary steps to promptly inform its Representatives involved in the transactions contemplated by this Agreement of the obligations undertaken in this Section 6.6(a) and (ii) request each Person who has heretofore executed a confidentiality agreement in connection with such Person’s consideration of acquiring the Shares or any equity interest in or assets of the Company, or any portion thereof to return or destroy (which destruction shall be certified in writing by an executive officer of such Person) all confidential information heretofore furnished to such Person by or on its behalf.

(b)                                 Sellers shall not, and shall cause the Company and its Representatives not to, directly or indirectly, (i) initiate, solicit, or knowingly encourage the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Acquisition Proposal, (ii) engage or participate in or knowingly facilitate any discussions or negotiations regarding, or furnish any non-public information to any Person (other than Buyer or

Buyer’s Representatives) in connection with any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Acquisition Proposal, (iii) approve or recommend any Acquisition Proposal, or (iv) enter into any letter of intent, agreement in principle or other similar type of agreement relating to an Acquisition Proposal, or enter into any agreement or agreement in principle requiring Sellers to abandon, terminate or fail to consummate the transactions contemplated hereby or resolve, propose or agree to do any of the foregoing.

6.7                               Publicity.  A Party may only issue a press release or make a public statement concerning this Agreement and the transactions contemplated hereby if such press release or public statement is made in form and substance, and at a time, to which all other Parties have consented after good faith consultation.  Otherwise, no Party shall make any public disclosure concerning this Agreement, the transactions contemplated hereby, or the existence of and/or particulars of any negotiations related hereto, including the terms, conditions, consideration to be paid or other facts related to this Agreement, except to the extent that public disclosure is required by applicable Law, in which case, to the extent practicable, the Parties will use their reasonable best efforts to reach mutual agreement on disclosure language prior to making such disclosure.

6.8                               Confidentiality. Each Party (i) acknowledges and agrees that the confidentiality provision included in the letter of intent dated October 22, 2014 between Buyer, the Company and Sellers remains in full force and effect; and (ii) agrees to cause its Affiliates to comply with all terms and conditions of such confidentiality provision.

6.9                               Expenses.  Except as otherwise set forth in this Agreement or as accrued for on the Closing Balance Sheet or paid prior to the Closing Date and reflected on the Closing Balance Sheet, (a) Sellers shall pay all expenses of the Company and Sellers relating to the transactions contemplated by this Agreement, and (b) Buyer shall pay all expenses of the Buyer relating to the transactions contemplated by this Agreement, including in each case, the fees and expenses of their respective Representatives.

6.10                        Transfer Taxes.  All national, federal, state, provincial or local transfer Taxes in any country, including excise, sales, use, value added, real property transfer, stamp, documentary, filing, recordation, notarial and other similar Taxes and fees that may be imposed or assessed as a result of the transactions contemplated by this Agreement (if any), together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties shall be paid by Sellers.

6.11                        Further Assurances.  Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at any Party’s request and without further consideration, the other Party shall execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably require in order to consummate the transactions contemplated by this Agreement.

6.12                        Access to Information.  Upon reasonable prior notice to the executive officer or other Person designated by Sellers and subject to applicable Laws relating to the exchange of information, Sellers, shall, and shall cause the Company to, afford to the officers, employees, accountants, counsel and other Representatives of Buyer, reasonable access, during normal business hours during the period from the Execution Date until Closing or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, to all of its properties, books, Contracts, commitments, documents relating to compliance programs (including policies, controls, records and investigations or assessments of compliance matters), records and all other information relating to the Company’s business (other than confidential information contained in personnel files to the extent the disclosure of such information is prohibited by privacy Laws) and Sellers shall, and shall cause the Company to make available to Buyer a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws or with any Government Entity (other than reports or documents which Sellers are not permitted to disclose under applicable Law).  Sellers also shall provide Buyer with reasonable access to the Company’s officers, Employees and agents.  The Company shall not be required to provide access to or to disclose information where such access or disclosure would materially interfere with the conduct of its business, contravene any Law or binding agreement entered into prior to the Execution Date, or would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege.  If any access or disclosure of information is not provided by Sellers pursuant to the preceding sentence, then Sellers shall inform Buyer that access and disclosure is not being so provided, and Sellers and the Company will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

6.13                        Additional Agreements.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party and any of their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Buyer.

6.14                        Notice of Developments.  Sellers shall give prompt written notice to Buyer of any material adverse development causing a breach of any of Sellers’ representations and warranties in Article IV (as modified by the Seller Disclosure Schedules).  Buyer shall give prompt written notice to Sellers of any material adverse development causing a breach of any of its representations and warranties in Article V.  No disclosure by any Party pursuant to this Section 6.14, however, shall be deemed to amend or supplement the Seller Disclosure Schedules or to prevent or cure any inaccuracy in or breach of any representation or warranty made by any Party on the date hereof.

6.15                        Update of Seller Disclosure Schedules.  At Closing, Sellers shall supplement or amend the Seller Disclosure Schedules to reflect any matter necessary to correct any information in the Seller Disclosure Schedules which has been rendered inaccurate thereby as of the Closing Date.  No supplement or amendment to the Seller Disclosure Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Section 7.2 or compliance by Sellers of the covenants set forth in this Article VI.

6.16                        Current Information.

(a)                                 As soon as practicable, Sellers will furnish to Buyer copies of all such Financial Statements and reports as the Company shall send to its stockholders or any other

Government Entity and copies of all notices and documents received from any Government Entity, to the extent any such reports furnished to any such Government Entity are not confidential and except as legally prohibited thereby, and will furnish to Buyer such additional financial data as Buyer may reasonably request.

(b)                                 Promptly upon receipt thereof, Sellers will furnish to Buyer copies of all internal control reports submitted to the Company by its independent auditors in connection with each annual, interim or special audit of the books of the Company made by such auditors.

(c)                                  Sellers will promptly notify Buyer of any material change in the Ordinary Course of business or in the operation of the properties of the Company and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving the Company, and will keep Buyer reasonably informed of such events.

6.17                        Additional Compliance Covenants.  Prior to the Closing, the Company, at its sole expense, shall (a) engage an executive search firm responsible for identifying a senior compliance officer, mutually agreed upon by Buyer and Sellers, and hire such a senior compliance officer as soon as is practical; and (b) engage a consulting firm, mutually agreed upon by Buyer and Sellers, which consultant shall perform a diagnostic review of the Company’s compliance management system. This review should result in written recommendations for improvements to such compliance management systems and a written implementation plan for such recommendations.  The consulting firm will also serve as the project manager overseeing the implementation of such recommendations.  If the consulting firm cannot serve as a project management resource the Company will ensure professional project management resources are engaged, mutually agreed upon by Buyer and Sellers, for such purpose. It is anticipated that the diagnostic review will include a comprehensive analysis of the Company’s business processes, supporting technologies including the Company’s loan origination system (Open/Close), and the quality control and compliance framework from initial contact with a prospective customer through to the ultimate completion of a closed loan including the sale of such loan in the secondary markets.

6.18                        Employees and Benefit Plans.  At such time that any Employee becomes eligible to participate in any employee benefit plan of Buyer (the “Buyer Employee Programs”):

(a)                                 Buyer will treat, and cause its applicable Buyer Employee Programs to treat, the service of the Employees with Seller prior to the Closing as service rendered to Buyer or any of its Subsidiaries for purposes of eligibility to participate, vesting and for level of benefits (but not for benefit accrual under any defined benefit plan,  for purposes of severance benefits, for any purposes of any post-termination/retiree welfare benefit plan or for purposes of any equity based compensation or benefits).

(b)                                 Without limiting the foregoing, but subject to the terms and conditions of Buyer’s applicable Buyer Employee Programs, Buyer shall take commercially reasonable efforts to cause the Employees to receive credit for their prior service for eligibility and vesting purposes in Buyer’s 401(k) plan.

(c)                                  Notwithstanding the foregoing provisions of this Section 6.18, service and other amounts shall not be credited to Employees (or their eligible dependents) to the extent the crediting of such service or other amounts would result in the duplication of benefits.

6.19                        Loan Pricing.  During the first year after the Closing Date, Buyer agrees to consult with the Company regarding any changes to the Company’s loan pricing margins and no such changes shall be made without the mutual agreement of Buyer and the Company.

ARTICLE VII
CONDITIONS TO CLOSING

7.1                               Conditions to the Obligations of All Parties.  The obligations of each of Buyer and Sellers to effect the transactions contemplated hereby are subject to the satisfaction at or prior to the Closing of the following conditions, unless waived in writing by each of Buyer and Sellers:

(a)                                 All Approvals of Government Entities, necessary for the consummation of the transactions contemplated hereby shall have been obtained and be in full force and effect, and no Approval shall have a Burdensome Condition.

(b)                                 (i) No order, injunction or decree issued by any court or other Government Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect; (ii) no proceeding initiated by any Government Entity seeking an injunction of the transactions contemplated by this Agreement shall be pending; and (iii) no statute, rule, regulation, order, injunction or decree shall have been proposed, enacted, entered, promulgated or enforced by any Government Entity that prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

7.2                               Conditions to the Obligations of Buyer.  The obligations of Buyer to effect the transactions contemplated hereby are subject to the satisfaction at or prior to the Closing of the following conditions, unless waived in writing by Buyer:

(a)                                 The representations and warranties of Sellers set forth in this Agreement shall be true and correct in all material respects (except that those representations and warranties that are limited by materiality shall be true and correct in all respects) as of the Execution Date and as of the Closing Date as if made at and as of the Closing Date (except where such representations or warranties are made expressly as of a specific date (which specific date may be set forth on a Disclosure Schedule), and then as of such date).

(b)                                 Sellers shall have performed in all material respects all covenants and obligations required to be performed by each of them under this Agreement at or prior to the Closing.

(c)                                  The third party Approvals identified on Schedule 4.3 shall have been obtained and be in full force and effect, and no such Approval shall be subject to a Burdensome Condition.

(d)                                 Since the Execution Date, there shall not have been change, effect, circumstance or event having a Material Adverse Effect on the Company.

(e)                                  Sellers shall have executed, as applicable, and delivered to Buyer all of the documents required to be delivered by each of them at the Closing pursuant to Section 3.2(a)(i).

7.3                               Conditions to the Obligations of Sellers.  The obligations of Sellers to effect the transactions contemplated hereby are subject to the satisfaction at or prior to the Closing of the following conditions, unless waived in writing by Sellers:

(a)                                 The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects (except that those representations and warranties that are limited by materiality shall be true and correct in all respects) as of the Execution Date and as of the Closing Date as if made at and as of the Closing Date (except where such representations or warranties are made expressly as of a specific date, and then as of such date.

(b)                                 Buyer shall have performed in all material respects all covenants and obligations required to be performed by Buyer under this Agreement at or prior to the Closing.

(c)                                  Buyer shall have executed, as applicable, and delivered to Sellers all of the documents required to be delivered by Buyer at the Closing pursuant to Section 3.2(a)(ii).

(d)                                 Each Seller shall have been released from the guarantees of Company Liabilities set forth on Schedule 7.3(d) (or indemnified against the same by the Buyer).

ARTICLE VIII
INDEMNIFICATION

8.1                               Indemnification by Sellers.  Sellers shall, in accordance with and subject to the limitations in this Article VIII, jointly and severally, indemnify, defend, protect and hold harmless Buyer and its assigns, successors and Affiliates and the directors, officers and employees of each of Buyer and its assigns, successors and Affiliates (collectively, the “Buyer Indemnitees”) from, against and in respect of all Actions asserted against, and all Damages asserted against or suffered, sustained, incurred or paid, directly or indirectly, by any Buyer Indemnitee (collectively, “Buyer Losses”) in connection with or arising out of:

(a)                                 the breach or inaccuracy of any representation or warranty of any Seller set forth in this Agreement or any Seller Agreement;

(b)                                 the breach or nonfulfillment of any covenant or agreement in this Agreement or any Seller Agreement, or in any certificate delivered by Sellers hereunder, on the part of any Seller;

(c)                                  any Liability of Sellers and the Company for unpaid Taxes with respect to any taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), any Liability of the Company for Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the

Company) is or was a member on or prior to the Closing Date, any Liabilities of the Company for Taxes of any Person imposed on the Company as a transferee or successor, by Contract or pursuant to any Law which Taxes relate to an event or transaction occurring before the Closing Date, and any breach of the representations in Section 4.9 hereof; or

(d)                                 the enforcement of the indemnification provided for in this Agreement;

provided, however, that with respect to subsections (a) and (b) above, if the Buyer Losses are the result of the acts or omissions of, or the breach of any representation, warranty or covenant by, one or more but not all of the Sellers, then the indemnification obligations for such act, omission or breach shall be borne only by the responsible Seller(s).

8.2                               Indemnification by Buyer.  Buyer shall, in accordance with this Article VIII, indemnify, defend, protect and hold harmless Sellers and their respective assigns, successors and Affiliates and the directors, officers and Employees of Sellers and their respective assigns, successors and Affiliates (collectively, the “Seller Indemnitees”) from, against and in respect of all Actions asserted against, and all Damages asserted against or suffered, sustained, incurred or paid by, any Seller Indemnitee (collectively, “Seller Losses”) in connection with or arising out of

(a)                                 the breach or inaccuracy of any representation or warranty of Buyer set forth in this Agreement or any Buyer Agreement;

(b)                                 the breach or nonfulfillment of any covenant or agreement in this Agreement or any Buyer Agreement, or in any certificate delivered by Buyer hereunder, on the part of Buyer; or

(c)                                  the enforcement of the indemnification provided for in this Agreement.

8.3                               Notice of Claims.  A Person entitled to indemnification under this Article VIII (an “Indemnified Party”) shall notify the Persons obligated to provide such indemnification under this Article VIII (the “Indemnifying Party”) in writing promptly after becoming aware of any Damages which an Indemnified Party shall have determined has given rise to a claim for indemnification under Article VIII; provided, however, that the failure to give such notice shall not relieve an Indemnifying Party of its obligation to indemnify the Indemnified Party hereunder except to the extent the Indemnifying Party is materially prejudiced by such failure.  Such written notice (a “Claim Notice”) shall include an estimate of the Damages, if known, the method of computation thereof and a reference to the specific provisions of this Agreement in respect of which it seeks indemnification.  If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim or the estimated amount of Damages described in such Claim Notice, or fails to notify the Indemnified Party within thirty (30) days after receipt of such Claim Notice whether the Indemnifying Party disputes the claim or the estimated amount of Damages described in such Claim Notice, the estimated Damages in the amount specified in the Indemnified Party’s Claim Notice will be conclusively deemed a Liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Damages to the Indemnified Party.  If the Indemnifying Party has timely disputed its Liability with respect to such claim or the estimated amount of Damages, the dispute shall be resolved, and the amount, if any, of Damages payable by the Indemnifying Party to the Indemnified Party shall be determined, in accordance with Section 10.6.  The provisions of this Section 8.3 do not apply to Third Party Actions.

8.4                               Third Party Actions.

(a)                                 If any third Person shall commence an Action against any Indemnified Party (a “Third Party Action”) with respect to any matter which may give rise to a claim for indemnification under this Article VIII, then the Indemnified Party shall notify the Indemnifying Party as the case may be, in writing promptly after becoming aware of such Third Party Action describing in reasonable detail the Third Party Action (such notice being hereinafter called a “Third Party Action Notice”), which notice shall include a reference to the specific provisions of this Agreement in respect of which it seeks indemnification.  It is agreed that no delay on the part of any Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from its obligations hereunder, except to the extent said Indemnifying Party is prejudiced by such failure to give notice.  The Indemnifying Party will have thirty (30) days from the receipt of such Third Party Action Notice (the “Response Period”) to determine whether or not (i) the Indemnifying Party will, at its sole cost and expense, defend against such Third Party Action and/or (ii) the Indemnifying Party is disputing the claim for indemnity hereunder.

(b)                                 If the Indemnifying Party (i) does not respond to the Third Party Action Notice by 5:00 p.m. Eastern time on the last day of the Response Period, (ii) responds to the Third Party Action Notice but disputes the claim for indemnity hereunder and elects not to assume the defense, or (iii) responds to the Third Party Action Notice and does not dispute the claim for indemnity but elects not to assume the defense, in each case within the period allowed after delivery of the Third Party Action Notice, the Indemnified Party shall have the right to defend against any such Third Party Action by appropriate proceedings or to settle or pay any such Third Party Action for such an amount as the Indemnified Party shall in good faith deem reasonably appropriate and the Indemnifying Party shall promptly pay all Damages resulting from such Third Party Action in accordance with subparagraph (e) below; provided that in the case of clause (ii), any right of the Indemnified Party to recover from the Indemnifying Party shall depend on the resolution of the dispute as to the right of indemnity in accordance with Section 10.6.

(c)                                  If the Indemnifying Party affirmatively disputes its obligation to indemnify the Indemnified Party, but nevertheless elects to defend against any such Third Party Action or settle or pay any such Third Party Action, any right of the Indemnified Party to recover from the Indemnifying Party shall depend on the resolution of the dispute as to the right of indemnity in accordance with Section 10.6.

(d)                                 Notwithstanding anything herein to the contrary, if the Indemnifying Party notifies the Indemnified Party that it will defend against or settle any Third Party Action:

(i)                                     such defense or settlement shall be at the sole cost and expense of the Indemnifying Party, except for costs and expenses of the Indemnified Party’s counsel, if any, pursuant to Section 8.4(d)(vi);

(ii)           the Indemnifying Party and its counsel shall conduct such defense or settlement at all times in good faith;

(iii)          the Indemnifying Party shall provide written notice to the Indemnified Party stating that the Indemnifying Party would be liable under the provisions of this Article VIII in the amount of the Damages in any Third Party Action if such Third Party Action were valid and the Indemnifying Party and its counsel shall, at the reasonable request of the Indemnified Party, provide periodic updates to the Indemnified Party in order to keep the Indemnified Party reasonably informed as to its conduct of such defense or settlement, and shall not compromise or settle such Third Party Action without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed) unless such settlement or compromise does not subject the Indemnified Party to any monetary Liability, and includes a complete, unconditional release of the Indemnified Party from all Liability with respect to such Third Party Action;

(iv)          the Indemnified Party shall cooperate with the Indemnifying Party, including making available to the Indemnifying Party, all relevant witnesses and pertinent documents and information and appropriate personnel;

(v)           the Indemnified Party may employ its own counsel and participate in such defense or settlement at the Indemnified Party’s sole cost and expense, but the control of such defense and the settlement shall rest with the Indemnifying Party;

(vi)          notwithstanding the Indemnifying Party’s election to defend against or settle the Third Party Action, the Indemnified Party may, upon written notice to the Indemnifying Party, elect to employ its own counsel (who shall be reasonably acceptable to the Indemnifying Party) at the Indemnifying Party’s expense (except that the Indemnifying Party shall not be obligated to pay the fees of more than one separate counsel for all Indemnified Parties, taken together) if (A) the Indemnifying Party is also a Person against whom the Third Party Action is made and the Indemnified Party has been advised in writing by counsel that (x) representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct or (y) the Indemnified Party has available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party with respect to such Third Party Action; or (B) the Indemnifying Party shall not in fact have employed counsel reasonably satisfactory to the Indemnified Party for the defense or settlement of such Third Party Action; provided, however, that the assumption of control of the defense or settlement of a Third Party Action by the Indemnified Party pursuant to this Section 8.4(d)(vi) shall not relieve the Indemnifying Party of its obligation to indemnify and hold the Indemnified Party harmless; and

(vii)         in no event shall the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to such Third Party Action without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(e)           The Damages resulting from the settlement or the adjudication of such Third Party Action, or that portion thereof as to which the defense is unsuccessful (each, a “Final Loss”), shall be conclusively deemed a Liability of the Indemnifying Party to the Indemnified Party if the Indemnifying Party (i) does not respond to a Third Party Action Notice by 5:00 p.m. Eastern time on the last day of the Response Period; (ii) does not elect to defend against any Third Party Action for which it does not dispute the Indemnified Party’s right to indemnity; (iii) does not elect to defend against any Third Party Action for which it disputes the Indemnified Party’s right to indemnity, and such dispute is resolved, in accordance with Section 10.6, in a manner affirming the Indemnified Party’s right to indemnity; (iv) elects to defend against any Third Party Action for which it does not dispute the Indemnified Party’s right to indemnity hereunder; or (v) elects to defend against any Third Party Action for which it does dispute the right to indemnity, to the extent the dispute is resolved in a manner affirming the Indemnified Party’s right to indemnity.

8.5          Survival; Limitations.

(a)           The period during which a claim for indemnification under Sections 8.1(a) or 8.2(a) in respect of representations and warranties which survive for the Claims Period under Section 8.5(b) may be asserted hereunder (the “Claims Period”) shall begin on the Closing Date and shall terminate forty-eight (48) months following the Closing Date.

(b)           Notwithstanding Section 8.5(a), if, prior to the close of business on the last day of the Claims Period, an Indemnifying Party shall have been properly notified of a good faith claim for indemnity under Section 8.5(a) and such claim shall not have been Finally Resolved at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is Finally Resolved in accordance herewith.  All representations and warranties herein (other than those contained in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.8, 4.9, 4.11, 4.12, 4.14, 4.15, 4.18, 4.21, 4.22, 4.25, 4.26, 4.28 and 4.29, in addition to any claims based on fraud, intentional misrepresentation, or intentional misconduct which shall survive for the applicable statute of limitations period) shall survive the Closing until the last day of the Claims Period applicable thereto and, with respect to claims that remain unresolved as of the last day of the Claims Period, until such unresolved claims have been Finally Resolved.

(c)           Notwithstanding anything herein to the contrary:

(i)            Sellers shall not have any indemnification obligation under Section 8.1(a) unless and until the aggregate amount of Buyer Losses exceeds $250,000, whereupon Sellers shall indemnify the Buyer Indemnitees for the entire amount of such Buyer Losses, subject to Section 8.5(c)(iii);

(ii)           Buyer shall not have any indemnification obligation under Section 8.2(a) unless and until the aggregate amount of Seller Losses exceeds $250,000, whereupon Buyer shall indemnify the Seller Indemnitees for the entire amount of such Seller Losses, subject to Section 8.5(c)(iv) (it being acknowledged and agreed that in no event shall the $250,000 threshold be applicable to Buyer’s failure to pay any portion of the Purchase Price);

(iii)          subject to Section 8.5(c)(v), the maximum amount of Buyer Losses for which Sellers shall be obligated to indemnify Buyer Indemnitees pursuant to Section 8.1(a) is the amount equal to the Purchase Price (the “Cap Amount”);

(iv)          subject to Section 8.5(c)(v), the maximum amount of Seller Losses for which Buyer shall be obligated to indemnify Seller Indemnitees pursuant to Section 8.2(a) is the Cap Amount; and

(v)           the Cap Amount shall not apply to any claims based on a finding of fraud, intentional misrepresentation or intentional misconduct of any Party.

(d)           The Seller Losses or Buyer Losses, as the case may be (“Losses”), suffered by any Indemnified Party shall be calculated after giving effect to any amounts recoverable under insurance policies (it being understood and agreed that the Indemnified Parties shall use their commercially reasonable efforts to seek insurance recoveries in respect of Losses to be indemnified hereunder).  If any insurance proceeds from third parties are actually realized by an Indemnified Party subsequent to the receipt by such Indemnified Party of an indemnification payment hereunder in respect of the claims to which such insurance proceedings relate, appropriate refunds shall be made promptly to the Indemnifying Party regarding the amount of such indemnification payment.

(e)           NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR INDIRECT DAMAGES (INCLUDING LOST PROFITS) RELATING TO ANY BREACH OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT RELIEVE AN INDEMNIFYING PARTY OF ITS OBLIGATION TO INDEMNIFY ANY INDEMNIFIED PARTY TO THE EXTENT ANY SUCH DAMAGES ARE INCLUDED IN A FINAL LOSS FOR WHICH THE INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION HEREUNDER.

ARTICLE IX
TERMINATION

9.1          Termination.  This Agreement may be terminated prior to the Closing:

(a)           by mutual written consent of the Parties;

(b)           by Buyer:

(i)            if there has been a material breach by Sellers of any representation or warranty contained herein or in the due and timely performance of any covenant or agreement contained herein, and Buyer has notified Sellers of such breach in writing and the breach has not been cured within thirty (30) Business Days after delivery of the notice of the breach unless the failure of the Closing to occur shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein;

(ii)           if the Approval of any Government Entity required for consummation of the transactions contemplated in this Agreement shall have been denied by final, nonappealable action by such Government Entity or an application therefore shall have been permanently withdrawn at the request of the Government Entity, or such Approval contains a Burdensome Condition;

(iii)          if the Closing shall not have occurred on or before October 1, 2015 (the “Outside Closing Date”) (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

(c)           by Sellers:

(i)            if there has been a material breach by Buyer of any representation or warranty contained herein or in the due and timely performance of any covenant or agreement contained herein, and Sellers have notified Buyer of such breach in writing and the breach has not been cured within thirty (30) Business Days after delivery of the notice of the breach unless the failure of the Closing to occur shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein; and

(ii)           if the Closing shall not have occurred on or before the Outside Closing Date (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein).

9.2          Effect of Termination.

(a)           If this Agreement is terminated as permitted by Section 9.1, the termination will be without Liability of any Party (or any stockholder, director, officer, employee, agent, consultant or representative of any Party).

(b)           Except as set forth in Section 9.2(a), if this Agreement is terminated as permitted by Section 9.1 and such termination results from the (i) willful failure of a Party to fulfill a condition to the performance of the obligations of another Party, (ii) failure to perform a covenant of this Agreement or (iii) breach by any Party to this Agreement of any representation or warranty or agreement contained herein, the failing or breaching Party will be fully liable for any and all Damages incurred or suffered by any other party as a result of such failure or breach. The provisions of Articles VIII and X will survive any termination of this Agreement pursuant to Section 9.1.

ARTICLE X
MISCELLANEOUS

10.1        Entire Agreement.  This Agreement embodies the entire agreement and understanding of the Parties with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Parties with respect to the subject matter hereof.

10.2        Construction; Headings.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  The headings herein are for convenience only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

10.3        Severability.  The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable.  In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

10.4        Waiver and Amendment.  Subject to compliance with applicable Law, prior to the Closing, any provision of this Agreement may be (a) waived by the Party intended to benefit by the provision, or (b) amended or modified at any time, by an agreement in writing between the Parties hereto and executed in the same manner as this Agreement.  No waiver, forbearance or failure by any Party of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Party’s right to enforce any other provision of this Agreement or a continuing waiver by such Party of compliance with any provision of this Agreement.

10.5        Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the Laws of the Commonwealth of Massachusetts without regard to principles of conflicts of Laws.

10.6        Dispute Resolution; Jury Trial Waiver.  Subject to the following sentence, the state or federal courts located within the City of Boston, Massachusetts shall have exclusive jurisdiction over any and all disputes between any Parties, whether in Law or equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated by this Agreement and the Parties consent to and agree to submit to the jurisdiction of such courts.  The Parties hereby agree that mailing of process or other papers in connection with any such Action or proceeding in the manner provided in Section 10.7 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.  EACH OF THE PARTIES IRREVOCABLY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.7        Notices.  Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or made when delivered in person or by other means of written communication to the appropriate addresses designated below (or to such other address or addresses as may hereafter be furnished by one Party to the other Parties in compliance with the terms hereof):

If to Sellers:	with a copy (which shall not constitute notice) to:

Kraig Burnham 115 Seaverns Bridge Road Merrimack, NH 03054 or if by U.S. Mail: P.O. Box 115 Merrimack, NH 03054	Wadleigh, Starr & Peters, PLLC 95 Market Street Manchester, NH 03101 Attn: William C. Tucker, Esq. Fax: 603-669-6018
- and —

Daniel McKenney 194 Tennyson Drive Manchester, NH 03104	Wadleigh, Starr & Peters, PLLC 95 Market Street Manchester, NH 03101 Attn: William C. Tucker, Esq. Fax: 603-669-6018
- and —

Timothy Boyle 951 Lowell Road Concord, MA 01742	Wadleigh, Starr & Peters, PLLC 95 Market Street Manchester, NH 03101 Attn: William C. Tucker, Esq. Fax: 603-669-6018

If to Buyer:	with a copy (which shall not constitute notice) to:

HarborOne Bank 770 Oak Street Brockton, MA 02303 Attn: Chief Executive Officer Fax: (508) 895-1670	Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 Attn: William P. Mayer Fax: (617) 523-1231

10.8        Assignment.  This Agreement may not be assigned by (a) any Seller without the prior written consent of Buyer; and (b) Buyer without the prior written consent of each of the Sellers; provided, however, that Buyer may assign this Agreement to a wholly-owned Subsidiary of Buyer (in which case Buyer will remain liable for all of its obligations under this Agreement).  This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties’ respective successors and permitted assigns.

10.9        No Third Party Beneficiaries.  Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any Person other than the Parties.

10.10      Counterparts.  This Agreement may be executed in any number of counterparts (including electronically or by facsimile), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

10.11      Specific Performance.  The Parties agree that the remedies at Law of any Party for any actual or threatened breach of this Agreement would be inadequate and that the Parties shall be entitled to specific performance of this Agreement, including entry of an ex parte, temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of any of the covenants in this Agreement, or both, in addition to any Damages and legal expenses which a Party may be legally entitled to recover.

* * *

[The remainder of this page is left blank intentionally.  Signature page follows.]

IN WITNESS WHEREOF, the Parties have each executed and delivered this Agreement as of the Execution Date.

Buyer:

HARBORONE BANK

By:	/s/ James W. Blake
Name:	James W. Blake
Title:	President and Chief Executive Officer

Sellers:

/s/ Kraig Burnham
Name:	Kraig Burnham

/s/ Daniel McKenney
Name:	Daniel McKenney

/s/ Timothy Boyle
Name:	Timothy Boyle

Signature Page to Stock Purchase Agreement